Exhibit 1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

KIT DIGITAL, INC.

AND

HYRO LIMITED

447138

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of April 21, 2012 (the “Effective Date”) by and among KIT digital, Inc., a Delaware corporation (“Buyer”), and Hyro Limited ACN 081 368 274, a company limited by shares that is incorporated and domiciled in the Commonwealth of Australia (the “Company”) whose principal place of business is located in Melbourne, Australia. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I of this Agreement.

RECITALS

A. The Company through the Subsidiaries offers interactive sales and marketing solutions to Australian website publishers, advertisers and advertising agencies and also conducts ongoing management services including channel management (such as Internet, mobile and interactive digital television channels), campaign facilitation and the maintenance and support of technology systems and applications (the “Business”).

B. Substantially all of the assets of the Company are held by the Subsidiaries.

C. The Boards of each of Buyer and the Company have determined that it is in the respective best interests of Buyer and the Company for Buyer to directly or indirectly acquire all of the capital stock of the Subsidiaries owned or controlled by the Company pursuant to the terms hereof and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants, representations, warranties, and agreements contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Accounting Principles” has the meaning ascribed to such term in Section 2.3(e).

1.2 “Affiliate” means, as applied to any Person, (a) any entity controlling, controlled by or under common control with such Person (including any subsidiary), (b) any other Person that owns or controls 10% or more of any class of equity securities (including equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, manager, agent, employee or relative of such Person. For purposes of the definition of Affiliate, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and

“under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

1.3 “Agreement” has the meaning ascribed to such term in the preamble hereof.

1.4 “Available Excess” has the meaning ascribed to such term in Section 9.11.

1.5 “Basket Amount” has the meaning ascribed to such term in Section 9.3.

1.6 “Board” means the board of directors or other governing committee or entity of a Person.

1.7 “Business” has the meaning ascribed to such term in the recitals.

1.8 “Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York or Melbourne, Australia are authorized or obligated by law or executive order to close.

1.9 “Buyer” has the meaning ascribed to such term in the preamble hereof.

1.10 “Buyer Common Stock” means shares of the common stock of Buyer.

1.11 “Cash Consideration” has the meaning ascribed to such term in Section 2.3(c).

1.12 “Charter Documents” means that Person’s as applicable, certificate of incorporation, constitution, memorandum of association, articles of association, bylaws and other governing documents (as the same may have been amended and restated).

1.13 “Closing” has the meaning ascribed to such term in Section 2.1.

1.14 “Closing Date” means the calendar day in Melbourne, Australia on which the Closing occurs.

1.15 “Closing Statement” has the meaning ascribed to such term in Section 2.5(a).

1.16 “Closing Working Capital” has the meaning ascribed to such term in Section 2.5(a).

1.17 “Code” means the Internal Revenue Code of 1986, as amended.

1.18 “Company” means Hyro Limited ACN 081 368 274 a company limited by shares that is incorporated and domiciled in Australia and being the same entity described in the preamble hereof.

1.19 “Company Assets” means the properties and assets, real and personal, tangible and intangible, now owned or now used by the Company or any Subsidiary (including without limitation those assets set forth on Schedule 1.19, except for the Subsidiary Capital Stock and the Excluded Assets; it being understood that except for the Subsidiary Capital Stock and the Excluded Assets all such assets owned or held by the Company will be transferred to a Subsidiary prior to the Closing.

1.20 “Company Capital Stock” means the 26,323,372 ordinary shares of the Company currently on issue plus the additional 2,369,103 ordinary shares, being 9% of the current issued stock of the Company, to be issued to Mr. Bill Votsaris prior to Closing in accordance with the terms of his employment agreement, totaling 28,692,475 ordinary shares.

1.21 “Company Disclosure Schedule” has the meaning ascribed to such term in Article III.

1.22 “Contract” means any contract, mortgage, agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, statement of work, insurance policy, commitment, covenant, in each case, whether or not in writing. The term “Contract” shall include the IT Contracts.

1.23 “Damages” has the meaning ascribed to such term in Section 9.1.

1.24 “Designated Employees” means individuals reasonably designated by the Buyer prior to the Closing who are either employees or consultants to the Company or one of its Subsidiaries or who have another relationship with the Company or its Subsidiaries, such as acting as a member of the relevant board or as a company director of the Company or one of its Subsidiaries.

1.25 “Direct Taxes” has the meaning ascribed to such term in Section 2.7.

1.26 “E-Fax” means any system used to receive or transmit faxes electronically.

1.27 “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

1.28 “Effective Date” has the meaning ascribed to such term in the preamble hereof.

1.29 “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax.

1.30 “Employee Benefit Plan” shall mean each pension, profit sharing, retirement, bonus, incentive, change in control, equity compensation, health, welfare, disability, loan or loan guaranty, fringe benefit, vacation, sick pay, salary continuation, deferred compensation, stock option, stock purchase, redundancy pay, severance pay or other insurance plan, arrangement or practice, whether written or otherwise, for current or former officers, directors, workers or employees, which currently is, or within the immediately preceding six years was, established, maintained, contributed to or legally obligated to be contributed to by the Company or any of the Subsidiaries, or with respect to which the Company or any of the Subsidiaries otherwise have any liability or obligation.

1.31 “Employee List” has the meaning ascribed to such term in Section 3.10.1.

1.32 “Environmental Requirements” means all applicable statutes, regulations, rules, ordinances, codes, policies, advisories, guidance, actions, licenses, permits, orders, approvals, plans,

authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to: (a) occupational health or safety; (b) the protection of human health or the environment; (c) the treatment, storage, disposal, handling, release or remediation of Hazardous Materials; or (d) exposure of persons to Hazardous Materials.

1.33 “Escrow Agent” means Continental Stock Transfer & Company, a New York corporation.

1.34 “Escrow Agreement” has the meaning ascribed to such term in Section 6.3(a).

1.35 “Escrow Fund” has the meaning ascribed to such term in Section 2.3(f).

1.36 “Escrow Release Date” means that date which is twelve months from the Closing Date, or, if such day is not a Business Day, the Business Day immediately following such date.

1.37 “Estimated Working Capital” has the meaning ascribed to such term in Section 2.3(e).

1.38 “Estimated Working Capital Statement” has the meaning ascribed to such term in Section 2.3(e).

1.39 “Excluded Assets” means:

(a)	Bank account in the name of the Company with the following details: BSB: 083-004, Account Number: 19-452-0409 which on the Closing Date will not more than $100,000 (including funds deposited into but not yet credited to such account);

(b) Capital stock held directly or indirectly by the Company in any company other than the Subsidiaries;

(c) All minute books and similar stockholder and board of director records, Charter Documents and common seals (if any) of the Company and any company other than the Subsidiaries in which the Company is a stockholder; and

(d) Any employment or incentive agreements between the Company and Anthony Poiner (it being understood and agreed that the Buyer and Subsidiaries shall have no obligation to pay any compensation to Dr. Poiner).

1.40 “Exclusivity Period” means the period commencing on the Effective Date and ending on the Closing Date, the Termination Date, or the date this Agreement is terminated in accordance with Article X, whichever is earliest.

1.41 “Exchange Act” has the meaning ascribed to such term in Section 4.6.

1.42 “Financial Statements” has the meaning ascribed to such term in Section 3.4.1(a).

1.43 “Former Real Property” means any real property in which the Company or any Subsidiary heretofore held but no longer holds a free, leasehold or other legal, beneficial or equitable interest.

1.44 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.45 “Governmental Authority” means in relation to a Person, any governmental agencies, departments, commissions, boards, bureaus, instrumentalities, courts or tribunals of competent jurisdiction or other authority with binding jurisdiction over such Person.

1.46 “Hazardous Materials” means any substance: (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (b) that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminate” under any Environmental Requirement; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; or (d) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation.

1.47 “Indemnification Claims” means all claims for indemnification pursuant to Article IX.

1.48 “Indemnification Expiration Date” shall have the meanings set forth in Section 9.4.

1.49 “Infringement” and related verbs mean any or all uses of any Intellectual Property that violate the rights of the Intellectual Property owner.

1.50 “Intellectual Property” means any and all of the following as existing under the laws of any jurisdiction throughout the world: patent disclosures, patent and design patent rights (including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations and extensions thereof), inventions, discoveries and improvements, whether patentable or not; trademarks, service marks, trade names, trade dress, and all goodwill symbolized by or associated with any of the foregoing; copyrights, works of authorship whether or not published and whether or not fixed in tangible form, moral rights, neighboring rights, performer’s rights, rights arising under any law or convention granting protection analogous to or in lieu of copyright protection (including but not limited to for the protection of phonograms); rights relating to trade secrets (including trade secrets as defined in both common law and applicable statutory law), confidential business, technical and know-how information; internet domain names, World Wide Web URLs and addresses; software source codes and object codes, databases, database rights, and rights in data; rights of publicity, rights regarding the use of any person’s name, likeness, or biography, and rights regarding the use of any video or audio recording of any person; all rights acquired by license with respect to any of the foregoing; and all registrations granted or pending with respect to any of the foregoing.

1.51 “Interim Balance Sheet” has the meaning ascribed to such term in Section 3.4.1(a).

1.52 “International Financial Reporting Standards” means the international financial reporting standards promulgated by the IFRS Foundation, an independent, not-for-profit private sector organisation working in the public interest (http://www.ifrs.com/overview_landing.html).

1.53 “IT Contracts” means all Contracts entered into by (or otherwise binding on) any of the Subsidiaries for supply or maintenance of, or provision of services relating to, the IT System.

1.54 “IT System” means material computer systems, communication systems, software, hardware and data owned, firmware, middleware, screens, terminals, peripherals, cabling and other material prepared electronic equipment used by or licensed to any of the Subsidiaries.

1.55 “Last Balance Sheet Date” has the meaning ascribed to such term in Section 3.4.1(a).

1.56 “Law” means the laws of the Commonwealth of Australia or any foreign, domestic, federal, state or local constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Authority and any Order.

1.57 “Leased Property” has the meaning ascribed to such term in Section 3.7.1(a).

1.58 “Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

1.59 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect in respect of such property or asset.

1.60 “Material Adverse Effect” means any change, event, development, effect or circumstance (a) that is, or is reasonably likely in the future to be, materially adverse to the Business, operations, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, earnings or other results of operations, or the condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole or (b) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholders or the Company to consummate the sale of Subsidiary Capital Stock pursuant to the terms hereof; other than (in each of case (a) or (b)), an event, change, circumstance or effect primarily attributable to (i) general economic conditions or events, changes, development, circumstances or effects arising out of or affecting the securities or financial markets generally, (ii) events, changes, circumstances or effects generally affecting the Company’s industry, (iii) changes in Laws or GAAP or in the authoritative interpretations thereof, or (iv) acts of war, hostilities, sabotage or terrorism or any escalation thereof or earthquakes, floods or other acts of nature.

1.61 “Material Contract” means a Contract which involves or may reasonably be expected to involve the payment to or by the Company or any Subsidiary of more than $50,000 per annum over the term of that Contract, a Contract or commitment relating to borrowed money, a Contract containing a non-competition or non-solicitation covenant or other provision that restricts the Business or any other Contract that is otherwise material to the operation of the Business.

1.62 “Money Laundering Laws” has the meaning ascribed to such term in Section 4.12.

1.63 “Non-Competition Agreements” has the meaning set forth in Section 6.7.

1.64 “OFAC” has the meaning ascribed to such term in Section 3.20.

1.65 “One Month Operating Amount” has the meaning ascribed to such term in Section 2.3(e).

1.66 “Order” means any decree, injunction, judgment, decision, order, ruling, assessment or writ.

1.67 “Other Intellectual Property” means Intellectual Property used in the Business by the Company or any Subsidiary that is not Owned Intellectual Property.

1.68 “Owned Intellectual Property” means Intellectual Property used in the Business that is owned by the Company or a Subsidiary.

1.69 “Pension Plan” shall mean each employee pension benefit plan which is established, maintained or as to which there is an obligation to contribute by or on behalf of the Company or any Subsidiary, or under which the employees of the Company or any Subsidiary receives any benefits, but for the avoidance of doubt does not include any statutory superannuation contributions or payments which the Company or any Subsidiary is required to make by Australian law.

1.70 “Permits” means the federal, state, local and foreign licenses, permits, certificates of occupancy or use and other governmental approvals or authorizations held by the Company or any Subsidiary on the Closing Date or otherwise necessary in connection with the operation of the Company or any Subsidiary or any successors thereto.

1.71 “Permitted Liens” means (i) mechanics’, carriers’, workmen’s and repairmen’s Liens that are not resulting from a breach, default of violation by the Company of any Material Contract or Law, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty provided an appropriate reserve has been established therefor in accordance with GAAP; (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect; or (iv) as clearly disclosed in the Interim Balance Sheet.

1.72 “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Authority.

1.73 “Pre-Closing Tax Periods” means all periods of time prior to the Closing Date during which a Party has incurred or accrued a tax liability to a Governmental Authority.

1.74 “Post-Closing Tax Periods” means all periods of time after to the Closing Date during which a Party has incurred or accrued a tax liability to a Governmental Authority.

1.75 “Property Leases” has the meaning ascribed to such term in Section 3.7.1.2.

1.76 “Public Software” has the meaning ascribed to such term in Section 3.7.2(i).

1.77 “Purchase Price” has the meaning ascribed to such term in Section 2.3.

1.78 “Real Property” has the meaning ascribed to such term in Section 3.7.1(a).

1.79 “Records” has the meaning ascribed to such term in Section 3.4.2.

1.80 “Related Agreements” means the Escrow Agreement and the Non-Competition Agreements.

1.81 “Representatives” mean the employees, officers and directors of a party hereto.

1.82 “Restriction” has the meaning ascribed to such term in Section 2.3(h)(ii).

1.83 “SEC” means the United States Securities and Exchange Commission.

1.84 “SEC Reports” has the meaning ascribed to such term in Section 4.6.

1.85 “Securities Act” has the meaning ascribed to such term in Section 4.6.

1.86 “Secretary” means the Person holding the office of Secretary under applicable Charter Documents.

1.87 “Stock Consideration” has the meaning ascribed to such term in Section 2.3.

1.88 “Statement of Expenses” has the meaning ascribed to such term in Section 5.6.

1.89 “Stockholder” means a stockholder of one or more of the Subsidiaries listed in 3.1 hereto other than the Company (each a “Stockholder” and jointly the “Stockholders”) that is owned, controlled or otherwise acts under the direction of the Company.

1.90 “Subsidiary” means each of the following entities in which the Company or Stockholders, or both, are stockholders:

(a)	Hyro Australia Pty Ltd ACN 101 260 182;

(b)	Idaptive Pty Ltd ACN 147 688 319;

(c)	Hyro Digital Pty Ltd ACN 144 701 593; and

(d)	Hyro Asia Limited, a company registered in Thailand having Registration Number 0105542091724.

The foregoing subsidiaries of the Company are herein collectively referred to as “the Subsidiaries.”

1.91 “Subsidiary Capital Stock” means the authorized or outstanding (as applicable) capital stock of each of the Company’s Subsidiaries, as set forth on Schedule 3.2 of the Disclosure Schedule.

1.92 “Subsidiary Loans” means any and all loans advanced by the Company to one or more of the Subsidiaries.

1.93 “Superior Proposal” means a genuine Takeover Proposal received by the Company after the date of this Agreement from a bona fide third party which in the determination of the Company’s Board acting in good faith and in order to satisfy what the Company’s Board considers to be its fiduciary or statutory duties: (i) is reasonably capable of being completed on a timely basis taking into account all aspects of the Takeover Proposal; and (ii) would, if completed substantially in accordance with its terms, be likely to result in a transaction more favourable to the Company’s stockholders as a whole than the transactions contemplated by this Agreement (taking into account all legal, financial and other aspects of the Takeover Proposal and the identity of the party making the proposal).

1.94 Takeovers Panel means the body so entitled established under Part 10 of the Australian Securities and Investments Commission Act 2001 (Cth) and having the review and intervention functions and powers conferred to it by the Corporations Act 2001 (Cth).

1.95 “Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Buyer and its subsidiaries) relating to any (a) direct or indirect acquisition of assets of the Company or any of the Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of the Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

1.96 “Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

1.97 “Tax Return” includes any material report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

1.98 “Taxes” means any Australian, federal, state, and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment, including, without limitation, property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, documentary stamp, gains, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority which are payable by such Person.

1.99 “Termination Date” has the meaning ascribed to such term in Section 10.1.

1.100 “Termination Fee” means AUD $250,000.

1.101 “Third Party Expenses” has the meaning ascribed to such term in Section 5.6.

1.102 “Top Customers” has the meaning ascribed to such term in Section 3.17.

1.103 “Transfer Agent” means the transfer agent of Buyer, which on the date hereof is Continental Stock Transfer & Trust Company, a New York corporation.

1.104 “Transfer Taxes” has the meaning ascribed to such term in Section 2.7.

1.105 “Weighted Average Price” means the average of the closing share price for the Buyer Common Stock for the period of time specified prior to the relevant date (or event), with a weighting factor for trading volume, on The Nasdaq Global Stock Market as reported on the website of the Nasdaq Global Stock Market, or if such website is unavailable, as reported on the website www.bloomberg.com). In calculating the Weighted Average Price there shall be excluded any directly placed securities under an S-3 registration statement or prospectus supplement.

1.106 “Welfare Plan” shall mean each employee welfare benefit plan which is established, maintained or to which there is an obligation to contribute by or on behalf of the Company or any Subsidiary, or under which the employees of the Company or any Subsidiary receives any benefit.

1.107 “Working Capital” shall be the working capital of the Subsidiaries as of 11:59 p.m. local time on the day immediately preceding the Closing, which amount shall be calculated as the sum, accumulated in the ordinary course of business consistent with past practice (in terms of both frequency and magnitude), of all cash and liquid investments, current accounts receivable, unbilled but completed work and short-term inventory (at current depreciated value), minus all short- and long-term debt, all capital leases, contingent tax liabilities and outstanding severance obligations, and all pro forma fees and expenses of the Subsidiaries related to the transactions represented in this Agreement (including those of their stockholders and employees payable by the Subsidiaries).

1.108 “$” shall mean the currency of Australia.

ARTICLE II

THE CLOSING

2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place (a) at the offices of the Company on the second (2nd) Business Day after approval of the Company’s stockholders is obtained pursuant to Section 3.3(a) and 5.10 of this Agreement or (b) at such other place and time or on such other date as Buyer and the Company may agree.

2.2 Sale of Subsidiary Capital Stock. At the Closing, the Company (and the relevant Stockholders acting on the direction of the Company) will (except as otherwise approved by Buyer):

(a) deliver duly executed transfers in respect of the Subsidiary Capital Stock which they respectively own in favour of Buyer and share certificates for the Subsidiary Capital Stock in the name of the relevant transferors (or a certificate signed by the Company or the relevant Stockholder swearing that such share certificate has been lost, destroyed or never existed), and such waivers or consents as Buyer may require to enable Buyer to be registered as holder of the Subsidiary Capital Stock;

(b) deliver to Buyer such of the following as Buyer may require:

(i)	the statutory books (which shall be written up to but not including the Closing Date), the certificates of incorporation (and any certificates of incorporation on change of name) and common seals (if any) of the Subsidiaries; and

(ii)	copies of the letters from the auditors of the Company referred to in Section 2.2(d) below.

(c) tender the resignations of those directors and secretary of the Subsidiaries requested by Buyer, with effect from Closing, and same shall relinquish any rights which they may have under any contract of employment with the Subsidiaries or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the Board meetings referred to in Section 2.2(e);

(d) if requested by Buyer prior to the Closing, procure that the present auditors of each of the Subsidiaries resign their office as such, with effect from Closing, and produce a letter notifying their resignation, acknowledging that they have no claim against the applicable Subsidiaries and containing a statement in accordance with applicable law that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors;

(e) confirm that the Company, prior to the Closing, procured the holding of a Board meeting of the Company and each Subsidiary at which:

(i)	it shall be resolved that each of the transfers relating to the Subsidiary Capital Stock shall be approved for registration and (subject only to the transfers being duly stamped) and Buyer be registered as the holder of the Subsidiary Capital Stock in the register of members;

(ii)	each of the persons nominated by Buyer shall be appointed directors and/or secretary of the applicable Subsidiary, as Buyer shall direct, such appointments to take effect on the Closing Date upon the completion of the Closing;

(iii)

the resignations of the directors and secretary referred to in Section 2.2(c) above shall be tendered in agreed form and accepted so as to take effect at Closing and each of the persons tendering his resignation shall deliver to the applicable Subsidiary an acknowledgement executed as a deed that he has no claim against such Subsidiary for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever connected to his office and that no agreement or arrangement is outstanding under which that company has or could have any obligation to him; and

(iv)	all existing instructions to banks of each of the Subsidiaries shall be revoked and new instructions shall be given to such banks in such form as Buyer may direct,

and deliver copies of the resolutions and documents relevant to this Section 2.2(e),

by virtue of these the Company and the relevant Stockholders will sell to Buyer and Buyer will purchase from the Company (and the relevant Stockholders) all, but not less than all, of the outstanding Subsidiary Capital Stock except as otherwise set forth on Schedule 2.2(e) and as a result thereof become vested in all of the Company Assets; and

(f) for the avoidance of doubt the Buyer is not acquiring the Excluded Assets.

2.3 Purchase Price. In accordance with the terms of this Agreement, the aggregate consideration (“Purchase Price”) payable by Buyer to the Company, shall be AUD$17,215,485.00 before giving effect to any adjustment arising from the Working Capital of the Company as provided in Section 2.3 (d) and Section 2.5 hereinbelow) in Buyer Common Stock (the “Stock Consideration”) with the specific number of shares of Buyer Common Stock to being 2,079,972 (as determined by dividing the Purchase Price by the agreed upon Buyer Common Stock price of U.S.$8.57 (AUD $8.27) per share (the “Closing Stock Price”). The Purchase Price will be apportioned as follows:

If the Purchase Price is greater than the combined total of the Subsidiary Loans:

(i)	The Purchase Price will first be applied in full and final satisfaction of any Subsidiary Loans; and

(ii)	The balance of the Purchase Price will be applied as consideration for the Subsidiary Capital Stock.

If the Purchase Price is less than the combined total of the Subsidiary Loans:

(i)	The sum of AUD$1.00 will be applied as consideration for the Subsidiary Capital Stock; and

(ii)	The balance of the Purchase Price will be applied against any Subsidiary Loans, which application will comprise a full and final discharge of the Subsidiary Loans with effect immediately prior to the Closing.

A good faith estimate of the Subsidiary Loans shall be determined by the Company prior to the Closing, but the final amount (and the allocation thereof hereunder) shall be determined by the Buyer within sixty (60) days following the Closing based on the books and records of the Subsidiaries and its determination shall be binding on the Company. Any Taxes resulting from the discharge of the Subsidiary Loans will be paid for by the Company and the Company shall indemnify and hold Buyer and the Subsidiaries harnessless against any such Taxes or any related fees or expenses.

The Company agrees that (i) no consideration shall be payable to any Person other than the Company for any Subsidiary Capital Stock acquired hereunder and (ii) it shall indemnify and hold Buyer harmless against any obligation or claim that any amount is payable to any Person for any Subsidiary Capital Stock transferred (or to be transferred) hereunder to Buyer.

The following provisions shall modify the Purchase Price, and shall affect the retention and disposition of the Stock Consideration, as applicable:

(a) Provisions. The Purchase Price shall be modified, as necessary, by the application of the terms and provisions of this Article II and of Article V which may apply, at the Closing.

(b) Rounding. Where the aggregate number of shares of Buyer Common Stock deliverable to any Person pursuant to this Agreement or upon any release of the Escrow Fund is less than a whole share, then the number of shares of Buyer Common Stock issuable to such Person shall be rounded to the nearest whole share.

(c) Cash Substitution. Buyer in its sole and absolute discretion may, in lieu of issuing and delivering any or all Buyer Common Stock pursuant to this Section 2.3 (including, without limitation, pursuant to Section 2.3(g)), pay cash in lieu thereof to the Company. The amount of cash (the “Cash Consideration”) will be AUD$17,215,485.00 if the Purchase Price is paid in cash in full, or the result of (i) the number of shares of Buyer Common Stock which would have been issued in respect the non-cash balance of the Purchase Price multiplied by (ii) the Price or Weighted Average Price (as applicable) used to calculate the relevant number of shares to be issued pursuant to this Section 2.3 if the Purchase Price is paid partly in cash and partly in Buyer Common Stock. If Buyer wishes to elect to pay Cash Consideration for the Purchase Price deliverable at the Closing, it must notify the Company of its election prior to Closing.

(d) Withholding Taxes. The Company or any other Person receiving payment, in the form of cash or Buyer Common Stock or consideration otherwise payable pursuant to this Agreement shall be responsible and liable to remit the applicable withholding payment or Tax that becomes due and payable under applicable Law. The Company agrees to indemnify and hold harmless Buyer for any claim, damage, or loss, including legal and other fees, arising out of the failure of the Company or any other Person to comply with this Section 2.3(d).

(e) Reduction for Working Capital. At least five (5) days prior to the Closing, the Company will provide Buyer with (i) a calculation of the required collective estimated operating expenses of the Subsidiaries (including, without limitation, all lease payments, periodic Tax payments, payroll, benefit and other payables) for the one-month period commencing on the Closing Date (the result of such calculation being hereinafter, the “One Month Operating Amount”), prepared from the books and records of the Company and the Subsidiaries and calculated in accordance with GAAP applied consistently with the preparation of the Company’s historical financial statements (where permitted under GAAP) (the “Accounting Principles”) and (ii) a statement (the “Estimated Working Capital Statement”) setting forth a good faith estimate of what the Working Capital of the Subsidiaries will be as of the Closing (the “Estimated Working Capital”). Each of the Estimated Working Capital and the One Month Operating Amount shall be subject to Buyer’s review and approval. Subject to the provision of Section 2.5, the Purchase Price payable at the Closing shall be decreased on a dollar for dollar basis by the amount by which the Estimated Working Capital is less than the One Month Operating Amount.

(f) Reduction for Escrow Fund and Cash Substitution. Notwithstanding anything herein which may be to the contrary, at Closing, Buyer shall deposit 20% of Purchase Price (the “Escrow Fund”) with the Escrow Agent (without decrease for any portion of the Purchase Price which is attributable to the Company’s Working Capital), in lieu of delivery to the Company. In addition, twenty percent (20%) of any additional Buyer Common Stock issued pursuant to Section 2.3(g) (or cash issued in lieu thereof) shall be deposited and held in the Escrow Fund. At such time as the Buyer Common Stock deposited in the Escrow Fund may be sold in accordance with Rule 144 under the Securities Act, or at any time (or from time to time) thereafter, the Company may direct the Escrow Agent (subject to any limitations in the Escrow Agreement) to sell such Buyer Common Stock in accordance with the requirements of such Rule 144, provided that all net proceeds from any such sale shall remain in the Escrow Fund and subject to the terms of the Escrow Agreement. If necessary Buyer shall execute any acknowledgments of joint instructions reasonably necessary to give effect to the immediately preceding sentence.

The value of the Buyer Common Stock used for determining the number of shares of Buyer Common Stock to be deposited into the Escrow Fund shall be the same as is used to determine the number of shares issuable upon the Closing. Such withheld stock shall be deposited by Buyer with the Escrow Agent as provided herein as part of the Escrow Fund, whereupon each Person’s rights and obligations with respect thereto shall be governed by the terms of the Escrow Agreement and this Agreement.

(g) Minimum Valuation and Top-Off. The Weighted Average Price of the Buyer Common Stock for the thirty (30) calendar days immediately preceding the first to occur of (i) a Change of Control of Buyer or (ii) the date that the Buyer Common Stock issued at the Closing is first able to be sold under Rule 144 is hereinafter the “Release Price”. For the purposes of this clause, “Change in Control” means a a Person who did not previously control Buyer acquiring control of it, where “control” means exercising or control the exercise of the majority of the voting rights in Buyer (whether alone or under an agreement with one or more persons) or being a stockholder (registered or beneficial) in Buyer having the power to appoint or cause the appointment of or remove or cause the removal of the majority of Buyer’s board of directors. If the Release Price is less than the Closing Stock Price, then, subject to Section 2.3(c), Buyer shall issue to the Company (immediately prior to the Change of Control or promptly following the date that the Buyer Common Stock is eligible for sale under Rule 144, as applicable) a number of additional shares of Buyer Common Stock equal to the number determined by the following formula; provided that if the number resulting from such formula is Zero or negative no additional Buyer Common Stock shall be issued:

X= ((A*B)-(C*D))/D, where:

X= to the number of additional shares of Buyer Common Stock to be issued (if X is a positive number);

A= the number of Shares of Company Capital Stock;

B= $0.35;

C= the number of shares of Buyer Common Stock issued at the Closing; and

D= the Release Price

For example

If:

Purchase Price:	$1,000,000

Company Capital Stock:	1,666,667 shares @ $0.60

Number of Buyer Common Stock issued at Closing:	100,000 shares

Price of the Buyer Common Stock at Closing:	$10.00 per share

“Release Price” of Buyer Common Stock:	$4.00 per share

Then there will be a top up as follows:

Additional Buyer Common Stock to be issued	=	(1,666,667 × $0.35) – (100,000 × $4.00)

			$4.00

		=	116,667

			4.00

		=	41,667 additional shares

(h) Restricted Securities; and Lock-Up.

(i) The Buyer Common Stock issuable pursuant to this Agreement shall constitute “restricted securities” under the Securities Act and may only be sold or transferred in accordance with Rule 144 thereunder, when, if and to the extent that such exemption from registration is available to the holder of such securities. If such Buyer Common Stock is not registered under the Securities Act, then before permitting any transfer of Buyer Common Stock issued hereunder may require an opinion in form and substance reasonably acceptable to Buyer, which acceptability should not be unreasonably withheld, that such transfer is exempt from the registration requirements of the Securities Act. In addition, the Company covenants never to engage in any dividend or similar distribution of Buyer Common Stock to its stockholders but only to sell or otherwise transfer Buyer Common Stock in a sale through a United States exchange or market in which Buyer Common Stock is authorized to be traded unless such Buyer Common Stock is transferred in connection with a Change of Control of Buyer.

(ii) In addition to the transfer restrictions set forth in Section 2.3(h)(i), above set forth respect to any Buyer Common Stock issued pursuant to this Agreement whether at the Closing or at any time thereafter, such Buyer Common Stock shall be subject to the restriction that until such shares of Buyer Common Stock is sold in a public transaction in accordance with Rule 144, then the holder and owner of such shares of Buyer Common Stock shall not directly or indirectly sell shares of Buyer Common Stock in any day exceeding more than 25.0% of the average daily volume for the immediately preceding calendar month and the aggregate sales in any calendar quarter by such holder or owner of Buyer Common Stock shall not exceed 2.0% of the total outstanding shares of KIT (the “Restriction”); provided that the Restriction shall not apply to any tender or deliver of Buyer Common Stock resulting from a Change of Control of Buyer.

(iii) Each certificate representing Buyer Common Stock shall bear the following legends to the extent applicable to the holder of such Buyer Common Stock:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE SECURITIES PURCHASE AGREEMENT BY AND AMONG THE PARTIES THERETO DATED AS OF APRIL 20, 2012, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.”

(iv) Buyer shall have the absolute right to give instructions to any transfer agent for its capital stock to give effect to the provisions of this Section 2.3 and neither such transfer agent nor Buyer shall have any liability to any Person for any reasonable action taken (or not taken) in furtherance thereof so long as Buyer or transfer agent acts in good faith. Buyer shall instruct the transfer agent to not transfer any Buyer Common Stock issued pursuant to this Agreement if such transfer is not in compliance with the Securities Act. Subject to compliance with applicable Law, following the transfer of any Buyer Common Stock in accordance with Section 2.3(h) above, Buyer agrees to delete or procure the deletion of the legend and issue a replacement stock certificate to Stockholders without legend if and when required by Stockholders.

2.4 Delivery of Purchase Price/Allocation. Subject to the terms of this Agreement, including Section 2.5, at the Closing, Buyer shall (i) initiate a wire transfer to the Company in the amount of the Cash Consideration and (ii) issue instructions to the Transfer Agent to issue and deliver the Buyer Common Stock deliverable at the Closing pursuant to Section 2.3(a), all as reduced by that part of the Escrow Fund to be deposited by Buyer at (or within three (3) Business Days following) the Closing. Simultaneously with the Closing, Buyer shall issue instructions to its Transfer Agent to issue and deliver to the Escrow Agent to hold as part of the Escrow Fund, the shares of Buyer Common Stock constituting the Escrow Fund to be funded at the Closing and any Cash Consideration to be held as part of the Escrow Fund.

2.5 Working Capital Adjustment

(a) Not later than one hundred twenty (120) days immediately following the Closing Date, Buyer shall cause an auditor reasonably selected by Buyer to prepare and deliver to the Company and Buyer a calculation (the “Closing Working Capital”) of the Working Capital of the Subsidiaries as (such statement, the “Closing Statement”), prepared from the books and records of the Subsidiaries and calculated in accordance with the Accounting Principles. The calculation of Closing Working Capital reflected on any such Closing Statement shall be conclusive and binding on all of the parties to this Agreement and the Stockholders and no further adjustments shall be made thereto.

(b) In the event that the amount of the Closing Working Capital as reflected on the Closing Statement is less than both the Estimated Working Capital and the One Month Operating Amount, then Buyer shall direct the Escrow Agent in writing to release to Buyer from the Escrow Fund (without regard to the Basket Amount) a number of shares of Buyer Common Stock with a value equal to the One Month Operating Amount minus the Closing Working Capital; provided that if the Purchase Price has already been reduced as a result of the Estimated Working Capital being less than the One Month Operating Amount, then the amount released to Buyer pursuant to this Section 2.5(b) shall be reduced by amount of such adjustment. For avoidance of doubt, in the event that the Closing Working Capital exceeds the Estimated Working Capital, no shares of Buyer Common Stock shall be released pursuant to this Section 2.5(b).

(c) No interest shall be paid in respect of any adjustment to the Purchase Price as a result of the payment of sums in respect of Closing Working Capital as provided in this Section 2.5 subsequent to the Closing Date.

(d) Subject to the foregoing, all issuances or releases from the Escrow Fund of Buyer Common Stock under this Section 2.5 shall be made based on the value of Buyer Common Stock determined by the Weighted Average Price thereof for the 30 days immediately preceding the date that the Closing Statement is delivered to the Company and Buyer.

2.6 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all outstanding Subsidiary Capital Stock sold to Buyer hereunder and thereby control and ownership of the Company Assets and all other property, rights, privileges and powers of the Company and the Subsidiaries to be acquired by Buyer hereunder, the Company shall take, all such lawful and necessary action and the Company covenants to take all such actions (and to cause all Stockholders who are not Subsidiaries to take such actions) as are reasonable requested of them by Buyer from time to time.

2.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes incurred in transferring of the Subsidiary Capital Stock to Buyer pursuant to this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by and paid by Buyer when due. For purposes of paying stamp taxes associated with the transfer of the Subsidiary Capital Stock of Hyro Australia Pty Ltd (ACN 101 260 182) to Buyer hereunder, the parties agree that the value of the consideration associated with such capital stock is $2,800,000. The Company will pay all taxes on income, capital gain and/or corporate taxes of the Company or the Subsidiaries resulting from the sale of the Subsidiary Capital Stock or the transfer of any Company Assets from the Company to the Subsidiaries (“Direct Taxes”) and at its own expense, file all necessary Tax Returns of the Company and other documentation with respect to all such Direct Taxes, in Australia, the United States and in any other jurisdictions, as applicable. The Company shall indemnify and hold harmless Buyer for any claim, damage, or loss, including legal and other fees, arising out of the Company’s failure to comply with this Section 2.7.

ARTICLE III

COMPANY REPRESENTATIONS

AND WARRANTIES

The Company represents and warrants to Buyer that the statements contained in this Article III are true and correct except as disclosed in a document to be delivered by the Company to Buyer prior to the Closing Date referring to the representations and warranties in this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such numbered and lettered section of the Company Disclosure Schedule shall qualify only the corresponding subsection in this Article III and any other subsection of this Article III to which its application is readily apparent (except to the extent disclosure in any numbered and lettered section of the Company Disclosure Schedule is specifically cross-referenced in another numbered and lettered section). References in this Article III to any Schedule attached hereto, and references in this Agreement to any Schedule numbered “3.”, shall be deemed to be references to the material contained in the corresponding subsection of the Company Disclosure Schedule. Matters reflected on the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein, and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on such Company Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

3.1 Subsidiaries; Organization and Related Matters.

(a) Schedule 3.1 lists each Subsidiary, the jurisdiction of the Subsidiaries and the Company’s and any other Person’s equity interest therein. Each of the Subsidiaries is wholly owned by the Company (directly or indirectly) except as otherwise indicated in Schedule 3.1. None of the Subsidiaries has agreed, is obligated to make or is bound by any Contract under which it may be obligated to make any future investment in or capital contribution to any other Person. Except as set forth on Schedule 3.1, other than the Subsidiaries, the Company does not own and, directly or indirectly, any capital stock of or any other equity interest in, or control, directly or indirectly, any other Person, and the Company is not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has never conducted operations under any other name other than BMC Media Limited.

(b) The Company is duly formed and validly existing as a limited shares company incorporated and in good standing under the laws Australia, and each of the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. The Company and each Subsidiary has all necessary corporate power and authority to own or lease and operate its properties and assets and to carry on the Business in the manner in which such Business is now being conducted by such entity. Except as set forth on Schedule 3.1, the Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the Business or the character or location of the properties owned or leased by it makes such qualification necessary except where the failure to be so qualified, whether singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Other than the Subsidiaries or as set forth on Schedule 3.1, the Company does not own, beneficially or otherwise, directly or indirectly, any capital stock or other securities or other ownership interest of any Person. Schedule 3.1 lists (i) the jurisdiction in which the Company was organized and each jurisdiction in which the Company is and is required to be qualified or licensed to do business, (ii) the jurisdiction in which each Subsidiary was organized and each jurisdiction in which same is required to be qualified or licensed to do business, and (iii) the current directors of the Company and each of the Subsidiaries.

(c) Minute Books. The minute books of the Company and the Subsidiaries made available to Buyer are the only minute books of the Company and Subsidiaries and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company or applicable Subsidiary.

3.2 Capitalization.

(a) The authorized capital stock of the Company is set forth on Schedule 3.2 of the Disclosure Schedule and such schedule sets forth the outstanding shares of the Company on the date hereof after giving effect to all options that will be exercised prior to the Closing. The Company does not have any other shares authorized, issued or outstanding except as disclosed on Schedule 3.2. All outstanding Company Capital Stock (i) have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents or any Contract to which any of the Company is a party or by which any is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any Company Capital Stock.

(b) The authorized capital stock of each Subsidiary (collectively, “Subsidiary Capital Stock”) is set forth on Schedule 3.2 of the Disclosure Schedule and such schedule sets forth the outstanding shares of capital stock of each such Subsidiary and the beneficial and record owners of such capital stock and indicates clearly whether such owner is a Stockholder. No Subsidiary has any other shares authorized, issued or outstanding except as disclosed in Schedule 3.2. All outstanding Subsidiary Capital Stock (i) have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents or any Contract to which any of the Company is a party or by which any is bound, and (ii) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any Subsidiary Capital Stock.

(c) The Company or applicable Stockholder has good and marketable title to the Subsidiary Capital Stock to be sold and transferred to Buyer pursuant to this Agreement and all such Subsidiary Capital Stock may be transferred pursuant to this Agreement free and clear of all Liens.

(d) None of the Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity compensation to any Person and there exists no right for any Person other than Buyer to acquire any capital stock of any of the Subsidiaries as a result of this Agreement or otherwise.

(e) There are no subscriptions, options, calls, warrants, Contracts or any other rights, whether or not currently exercisable, (i) to acquire any Subsidiary Capital Stock or that are or may become convertible into or exchangeable for any shares of capital stock of any Subsidiary or another right to acquire such securities and (ii) to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary is bound, obligating any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Subsidiary Capital Stock or equity or other ownership interest of any Subsidiary or obligating the Company or any of their Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such subscriptions, options, calls, warrants, Contracts or any other rights with respect to any securities of any of the Subsidiaries. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries.

(f) There are no (i) voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of any of the Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound or (ii) Contracts or understandings to which the Company or any Subsidiary is a party, by which the Company or any Subsidiary is bound, relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Subsidiary Capital Stock. All stockholders of the Subsidiaries have been or will be properly given or shall have properly waived any statutorily or contractually required notice of the transactions contemplated by this Agreement prior to the Closing.

3.3 Authority.

(a) The Company has taken all steps and has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, except for any approval by the stockholders of the Company and any filings with the Australian Stock Exchange, all of which shall be made or obtained prior to the Closing. Subject to the preceding sentence, this Agreement and all other agreements to be executed in connection herewith by the Company have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, marshaling, fraudulent conveyance and other laws affecting rights of creditors, debtors or equity holders generally.

(b) Neither the execution and delivery of this Agreement or any of the Related Agreements nor compliance with the terms and provisions hereof or thereof will (a) violate any provision of the Charter Documents of the Company or any Subsidiary, (b) violate any law, statute, regulation, judgment, injunction, order or decree of any Governmental Authority to which the Company or any Subsidiary is subject or (c) prohibit or materially impair the Company’s ability to perform its obligations under this Agreement or any of the Related Agreements.

3.4 Financial Condition.

3.4.1 Financial Statements.

(a) Set forth on Schedule 3.4.1 are copies of the following (collectively, the “Financial Statements”): (i) the audited consolidated and consolidating financial statements of the Company for the fiscal years ended December 31, 2010 and 2009, including their respective balance sheets as at December 31, 2010 and December 31, 2009 (the December 31, 2010 balance sheet being hereinafter, the “Last Balance Sheet Date”); (ii) the related statements of income and of changes in financial position for the fiscal years then ended; (iii) the unaudited interim financial statements of the Company for the twelve (12) month period ended December 31, 2011 including a consolidated balance sheet of the Company dated as at December 31, 2011 ( the “Interim Balance Sheet”); and (iv) the related statements of income and of changes in financial position for the twelve month period then ended.

(b) The Financial Statements (i) are audited by the auditors of the respective jurisdiction are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company as per the auditors’ report(s); (ii) have been prepared in accordance with local accounting principles consistently applied throughout the periods covered; (iii) reflect and provide reserves in respect of all known liabilities of the Company and its Subsidiaries which in the opinion of the Company are adequate, including all known contingent liabilities for which local accounting principles would require a reserve, as of their respective dates; and (iv) present fairly the financial condition of the Company and the Subsidiaries at such date and the results of its operations for the fiscal period then ended. The foregoing notwithstanding, Buyer acknowledges that in accordance with Australian statutory requirements, only the consolidated Financial Statements of the Company are audited and that, where provided, the specific accounts for each of the Subsidiaries are unaudited.

(c) The provision of the financial statements by the Company is for the purposes of ascertaining the past and current performance of the Company and Subsidiaries. The provision of the Financial Statements by the Company does not comprise a projection of the future financial performance of the Company and is not warranty or representation by the Company about such future financial performance. The foregoing notwithstanding, the Company represents and warrants that immediately following the Closing the Subsidiaries will in aggregate have on hand at least $1,000,000 in cash or other immediately available funds.

3.4.2 Books and Records; Accounting Controls

(a) All accounts, books, ledgers, financial and other records of whatsoever kind (“Records”) of the Company and the Subsidiaries (i) have been fully, properly and accurately maintained on a consistent basis, are up to date and in the possession and control of the Company and contain true, complete and accurate records of all material matters required by any Law to be entered therein; (ii) do not contain or reflect any material inaccuracies or discrepancies; and (iii) no notice or allegation that any of the Records is incorrect or should be rectified has been received.

(b) Internal Accounting Controls. The Company and each of the Subsidiaries has established and adhered to a system of internal accounting controls which are designed to provide assurance regarding the reliability of financial reporting and the preparation of Financial Statements in accordance with the Accounting Standards. There is not (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of the Subsidiaries, (ii) any fraud or other wrongdoing that involves the Company’s or the Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

3.4.3 Absence of Certain Changes. Since December 31, 2011, the Company and the Subsidiaries have each used commercially reasonable efforts to preserve their respective business organizations intact, to keep available to the Company and the Subsidiaries, as applicable, the services of all current officers and employees necessary to the Business and to preserve the goodwill of the customers and employees having business relations with the Company or any of the Subsidiaries. Since December 31, 2011, the Company and each Subsidiary has not, other than as disclosed to the Buyer:

(a) conducted the Business in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement; or

(b) except as required by their terms, amended, terminated, renewed/failed to renew or renegotiated any Material Contract to which the Company or any Subsidiary is a party or by which it is bound, or defaulted (or taken or omitted to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or entered into any new Material Contract or taken any action that would reasonably be expected to result in the discontinuance of its material customer relationships; or

(c) terminated, amended or failed to renew any existing insurance coverage outside of the ordinary course of business; or

(d) suffered any damage, destruction or loss, whether or not covered by insurance, affecting the Company Assets or the Business over $20,000; or

(e) terminated or failed to renew or preserve any material Permits material to the Business or which would result in a Material Adverse Effect; or

(f) incurred or agreed to incur any obligation or liability (absolute or contingent) that individually calls for payment of more than $10,000 in any specific case or $20,000 in the aggregate outside of the ordinary course of business; or

(g) made any loan, guaranty or other extension of credit, or entered into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any Person, excepting the provision of customers with credit in the ordinary course of business; or

(h) incurred any indebtedness, guaranteed any indebtedness of any Person or guaranteed any debt securities of any person or entity outside of the ordinary course of business or in excess of $20,000 in aggregate; or

(i) issued, sold, redeemed or acquired for value, or agreed to do so, any debt obligations or equity securities; or

(j) sold, leased, licensed, transferred, mortgaged, encumbered or otherwise disposed of any assets or any liabilities, except (i) for dispositions of property not greater than $10,000 in any specific case or $50,000 in the aggregate, or (ii) in the ordinary course of business consistent with past practices; or

(k) declared, issued, made or paid any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its stockholders, or split, combined, divided, distributed or reclassified any shares of its equity securities; or

(l) amended any Charter Documents or adopted any resolutions to effect any amendment to amend any such Charter Documents; or

(m) made special, accelerated or extraordinary payments to any Person in excess of $20,000 in the aggregate; or

(n) made any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person, except as contemplated by this Agreement; or

(o) compromised, contested or otherwise settled any claims or threatened, commenced or settled any Legal Proceeding; or

(p) made or changed any Tax election, made any change in any method or period of accounting or in any accounting policy, practice or procedure, filed any amended Tax Return, entered into any closing agreement or similar agreement or arrangement with respect to Taxes, settled or contested any Tax claim, taken any action to surrender any right to claim a refund or credit of Taxes, or consented to any waiver or extension of the limitation period applicable to any claim for Taxes; or

(q) disposed of or permitted to lapse any rights with respect to Intellectual Property or its use; or

(r) other than as contemplated by this Agreement or Related Agreements, made any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or otherwise) of a severance payment or other, termination payment, bonus, special remuneration or other additional salary or compensation to any director, officer, or other current employee of the Company; or

(s) outside of the ordinary course of business, made any capital expenditures or commitments with respect thereto in excess of $10,000 individually or $20,000 in the aggregate; or

(t) made any material change in the manner that it maintains its books and records; or

(u) adopted or changed accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP; or

(v) made any expenditures or entered into any commitment or transaction exceeding $20,000 individually or $50,000 in the aggregate outside of the ordinary course of business; or

(w) revalued any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable; or

(x) acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets which are material to the Business; or

(y) adopted or amended any Employee Benefit Plan, entered into any employment Contract, paid or agreed to pay any bonus or special remuneration to any director or employee of the Company, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees; or

(z) entered into any material strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or

(aa) hired, promoted, demoted or terminated or otherwise changed the employment status or titles of any other employees, or encouraged any employees to resign from the Company or any Subsidiary outside of the ordinary course of business; or

(bb) entered into any lease of, or commitment to acquire or lease, any realty or any substantial item of machinery or equipment outside of the ordinary course of business; or

(cc) entered into any mortgage, pledge or permitted any Lien, other than Permitted Liens, to be placed upon any of the Company Assets; or

(dd) entered into any arrangement or performed any action that resulted in or is reasonable likely to result in a Material Adverse Effect; or

(ee) agreed to or made any commitment to take any actions prohibited by this Section 3.4.3 or any other action that would result in any of its respective representations and warranties contained herein being untrue or incorrect.

3.4.4 Indebtedness.

(a) Neither the Company nor any of the Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP or the International Financial Reporting Standards (as applicable at the Closing Date) to be set forth on any balance sheet of the Company except:

(i) as disclosed, reflected or reserved against in the Interim Balance Sheet;

(ii) for items set forth on Schedule 3.4.4;

(iii) for liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet; or

(iv) or open purchases or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with past practice.

(b) Except as disclosed on Schedule 3.4.4 all indebtedness of the Company or any of the Subsidiaries may be paid in whole or in part at any time or from time to time without any prepayment penalty, interest or other charge, excepting accrued but unpaid interest.

3.4.5 Accounts Receivables. Set forth on Schedule 3.4.5 is the list of the Company’s accounts receivables and unbilled and completed work including the customer, the project and the amount outstanding and/or unbilled as on 30 December 2011.

3.5 Tax Matters.

3.5.1 Tax Returns; Disputes. The Company and each Subsidiary has filed, within the time and in the manner prescribed by law, Tax Returns and all material state and local Tax Returns required to be filed by them and have paid all Taxes shown to be due thereon. All such Tax Returns were correct in all material respects. There are no outstanding Tax assessments or Taxes otherwise due that if not paid on a timely basis would result, on or after the Closing Date, in any Liens, other than Permitted Liens, for Taxes on any of the Company Assets. There is, to the knowledge of the Company, no pending or threatened federal, state or local audit involving the Company or any Subsidiary.

3.6 Legal Proceedings.

3.6.1 Legal Proceedings Pending or Threatened. There is no Legal Proceeding pending or to the knowledge of the Company, threatened in writing before any Governmental Authority or otherwise in which any of the Company or any Subsidiary is a party or which would reasonably be expected to have a Material Adverse Effect. Schedule 3.6.1 sets forth all Legal Proceedings to which the Company or any Subsidiary is party, or has been a party since January 1, 2009.

3.6.2 Business Enjoined. None of the Company, the Subsidiaries or, to the knowledge of the Company, any employee, worker, manager, consultant or agent of the Company or the Subsidiaries, is permanently or temporarily enjoined by any order, judgment or decree of any court or tribunal or any other agency from engaging in or continuing any conduct or practice in connection with the Business.

3.6.3 Violation of Law; Permits. Neither the Company nor any of the Subsidiaries is in violation of any provision of any law, decree, order or regulation applicable to the Company, the Subsidiaries, the Business, properties or assets, including, without limitation, those relating to antitrust or other anticompetitive practices, or employment legislation (such as discrimination, health and safety), except for such violations which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.6.3, the Company and each Subsidiary has all Permits required with respect to the Company Assets or in the conduct of the Business and the operation of the Real Property, all of which Permits are set forth on Schedule 3.6.3, and has satisfied all bonding requirements pertaining to its operations under all applicable Laws. No pending law or use regulation, restriction or compliance requirement materially and adversely affect the Company Assets or the Business.

3.6.4 Indemnification Obligations. There are no actions, proceedings or other events pending or threatened against any officer or director of the Company or any Subsidiary which could reasonably be expected to give rise to any indemnification obligation of the Company or any of the Subsidiaries to its respective officers and directors under its Charter, bylaws or any Contract.

3.7 Properties and Assets of the Subsidiaries. As of the Closing, the Subsidiaries will own or otherwise have the right to use all of the Company Assets except for the Excluded Assets. Upon consummation of the transactions contemplated by this Agreement, the Subsidiaries, as applicable, will have good and marketable title to the Company Assets, free and clear of all Liens, except for Permitted Liens. The Company Assets are sufficient in all material respects to permit the Subsidiaries following the Closing to carry on the Business as presently conducted by the Company and the Subsidiaries on the date hereof.

3.7.1 Title to Real Property.

(a) Neither the Company nor any of the Subsidiaries owns or has any legal or equitable title in any real property and Schedule 3.7.1 is a true, correct and complete list and description of each lease of real property under which the Company or any Subsidiary is a lessee, lessor, sub-lessee or sub-lessor (the “Leased Property”). The Leased Property and the real property subject to the Leases sometimes collectively are referred to as the “Real Property.”

(b) The Subsidiaries have good and marketable leasehold title to the Leased Property and to all improvements free and clear in each case of all Liens, except Permitted Liens, which either individually or in the aggregate would have a material adverse effect on the present use, operation, value or enjoyment of any of the Leased Property.

(c) To the extent the Leased Property is leased in the name of the Company, the relevant leases will be assigned or novated to one of the Subsidiaries prior to Closing and any security or other deposits associated with any Leased Property will be simultaneously assigned to the applicable Subsidiaries to whom the leases are assigned.

(c) Where the leases of the Leased Property are secured by way of a Guarantee issued by the Company, the Buyer will take such reasonable steps required of it to have the Company released from those guarantees at Closing including, if required, executing guarantees in the name of the Buyer in substitution for the Company’s guarantees.

(d) The Leased Property currently is being used only as offices of the Company and the Subsidiaries and the right of the Company to occupy or use any of the Leased Property will terminate at the Closing.

3.7.1.1 Assessments. To the knowledge of the Company, there is no special proceeding pending or threatened in writing, in which any Tax Authority having jurisdiction over any of the Real Property is seeking to increase the assessed value thereof.

3.7.1.2 Property Leases. True and complete copies of all leases to which the Company or any Subsidiary is a party respecting any Real Property and all other instruments granting such leasehold interests, rights, options or other interests (including all amendments, modifications and supplements thereto) have been delivered to Buyer and are listed on Schedule 3.7.1 (the “Property Leases”).

3.7.1.3 No Breach or Event of Default; Property Leases. With respect to the Property Leases, no breach or event of default on the part of any party to the Property Leases and no event that, with the giving of notice or lapse of time or both would constitute such breach or event of default, has occurred and is continuing. All of the Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms. All rental and other payments due as of the date of this Agreement under each of the Property Leases have been duly paid in accordance with the terms of such Property Leases. The consummation of the transactions contemplated by this Agreement will not require the consent of any party to and will not constitute an event of default under or permit any party to terminate or change the existing terms of any Property Lease.

3.7.1.4 Violation of Law. To the knowledge of the Company, none of the Real Property or any condition or activity thereon, any plants, buildings, fixtures, or improvements located thereon, or the current use, operation or maintenance thereof is in violation of any Law or is in violation of the terms of any restrictive covenant or other Lien which either individually or in the aggregate would have a Material Adverse Effect.

3.7.1.5 Location. The Company does not in the ordinary course of business (itself or through any Subsidiary) maintain any assets at any location other than those listed on Schedule 3.7.1.

3.7.2 Intellectual Property.

(a) (i) Schedule 3.7.2-1 contains a complete and correct list of all Material Contracts between the Company or any Subsidiary and any third party pursuant to which the Company or a Subsidiary is required to pay royalties to any third party in respect of Owned Intellectual Property. Schedule 3.7.2-1 contains a complete and correct list of all Material Contracts between the Company or any Subsidiary and the owners of Other Intellectual Property.

(ii) Schedule 3.7.2-2 contains a complete and correct list of all existing and pending registrations of patents, trademarks, service marks, and trade dress rights of the Company and any Subsidiary.

(iii) All registrations listed on Schedule 3.7.2-2 are valid, enforceable and subsisting. The Company and the Subsidiaries have taken all reasonable actions necessary with respect to the registration, maintenance and renewal fees in connection with such items have been paid, and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or any other jurisdictions, as the case may be, for the purpose of maintaining such items. There are no actions that must be taken by the Company or any Subsidiary within one hundred twenty (120) days after the Closing Date for the purpose of obtaining, maintaining, perfecting, preserving or renewing such items. Schedule 3.7.2-3 contains a complete and correct list of all existing Material Contracts pursuant to which the Company or any Subsidiary has granted any rights in any Intellectual Property to any third party.

(b) Neither the Company nor any Subsidiary has received a “cease and desist letter” or any other written or oral communication from any third party challenging the Company’s or any Subsidiary’s ownership or rights in any Owned Intellectual Property or in any Other Intellectual Property licensed by the Company or any Subsidiary, and to the knowledge of the Company, there is no action pending or threatened against the Company or any Subsidiary claiming that the Company or any Subsidiary has infringed or is infringing any Intellectual Property of any third party. To the knowledge of the Company, there neither has been nor currently exists any Infringement of (i) any Owned Intellectual Property or (ii) any exclusive license owned by the Company or any Subsidiary in any Other Intellectual Property, in each case by any third party including, without limitation, any employee or former employee of the Company or any Subsidiary.

(c) The Subsidiaries will own or otherwise have a valid right or license to all Intellectual Property used in the Business at Closing. To the extent Intellectual Property is currently held in the Company’s name, the Company will do all things necessary to effect the assignment or transfer of the right, title and interest in and to the Intellectual Property to one of the Subsidiaries prior to Closing. The Subsidiaries will retain all right, title and interest in and to the Owned Intellectual Property free and clear of any and all Liens, other than Permitted Liens, on the Closing Date upon the consummation of the transactions contemplated by this Agreement. Except to the extent waived in writing by Buyer in its sole discretion, the Company will at or prior to the Closing have (i) assigned to Buyer (or its designee) all of its right title and interest in all Owned or Other Intellectual Property and (ii) received all consents to assign all licenses by owners of Other Intellectual Property to the extent that such consents are needed to assign such licenses are held by any Subsidiary and there is a deemed assignment of such Other Intellectual Property as a result of the transactions described in this Agreement.

(d) True and complete copies of all Contracts identified on Schedules 3.7.2-1 and 3.7.2-3 have been delivered or made available to Buyer.

(e) The Company and each Subsidiary has, consistent with reasonable business judgment, taken appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company’s and each Subsidiary’s confidential information and to preserve and maintain all of its interests and proprietary rights in the Owned Intellectual Property used in the Business. All officers, employees and consultants of the Company and the Subsidiaries having access to confidential information of the Company, any Subsidiaries or their respective customers or business partners have executed and delivered to the Company or the Subsidiaries an agreement regarding the protection of such proprietary information (in the case of proprietary information of the Company’s or Subsidiary’s customer and business partners, to the extent required by such customers and business partners) and true and complete copies of all such agreements have been delivered or made available to

Buyer. Except to the extent waived in writing by Buyer in its sole discretion, at or prior to the Closing, the Company shall have (i) assigned all of its right title and interest (and obtained all consents necessary to give effect to such assignments) to Buyer (or its designee) in all agreements described in this Section 3.7.2(e), and (ii) received any and all consents needed to assign such agreements where any Subsidiary is deemed to have engaged in an assignment as a result of the transactions described in this Agreement.

(f) All Persons who worked on the creation, development or improvement of the Owned Intellectual Property have executed written agreements assigning to the Company or the Subsidiaries all right, license, claim or interest whatsoever in or with respect to any such Intellectual Property. Without the limitation of the foregoing, all Owned Intellectual Property listed on Schedule 3.7.2-1 were or have been created entirely by employees of the Company or the Subsidiaries within the scope of their employment, by third parties pursuant to valid and binding agreements designating their work product as work made for hire, and/or by third parties under such circumstances that their work product is work made for hire of which the Company or the Subsidiaries is the author and owner as a matter of law. Except to the extent waived in writing by Buyer in its sole discretion, at or prior to the Closing, the Company shall have (i) assigned all of its right title and interest (and obtained all consents necessary to give effect to such assignments) to Buyer (or its designee) in all agreements described in this Section 3.7.2(f), and (ii) received any and all consents needed to assign such agreements where any Subsidiary is deemed to have engaged in an assignment as a result of the transactions described in this Agreement.

(g) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not: (i) constitute a breach or default under any instrument, contract, license or other agreement governing any Intellectual Property used in the Business as presently conducted by the Company or the Subsidiaries; (ii) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Intellectual Property used in the Business as presently conducted; or (iii) in any way impair the right of the Subsidiaries or Buyer following the Closing to use (including distribute, manufacture, market, license, sell or dispose of in any way) any Intellectual Property used in the Business as presently conducted.

(h) The use, development, manufacture, marketing, distribution, license, sale, or furnishing of any product or service currently utilized by any of the Company or any Subsidiary do not violate any license or agreement between any of the Company or any Subsidiary of the Company and any third party or, to the knowledge of the Company, infringe any Intellectual Property of any other Person.

(i) Except as disclosed to the Buyer, no Public Software (as defined below) (i) was or is used in connection with the development of any Owned Intellectual Property, or (ii) was or is incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Owned Intellectual Property. “Public Software” means any software that contains, or is derived (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, but not limited to, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; and (H) the Apache License.

3.7.3 IT Systems. The Subsidiaries are validly licensed to use all third party software (which the Company or the Subsidiaries did not own or did not develop) comprised in the IT System and used in connection with the Business and no action will be necessary to enable use by the Subsidiaries or Buyer of such software to continue to the same extent and in the same manner as they have been used prior to the date hereof. All royalties and other payments due under the licences for such software have been paid when due and neither the Company nor any Subsidiary is in breach of any obligations owed under such licences. To the extent that the Company or any Subsidiary is the developer and owner of its own software, it owns corresponding property rights to all of the underlying software components and there are no liens, encumbrances, pledges, or mortgages on said software, except as provided in Schedule 3.7.3. Except to the extent waived in writing by Buyer in its sole discretion, at or prior to the Closing, the Company shall have (i) assigned all of its right title and interest (and obtained all consents necessary to give effect to such assignments) to Buyer (or its designee) in all agreements described in this Section 3.7.3, and (ii) received any and all consents needed to assign such agreements where any Subsidiary is deemed to have engaged in an assignment as a result of the transactions described in this Agreement.

(a) The IT System:

(i) for the period of eighteen (18) months immediately preceding the Effective Date has not materially interrupted or hindered the running or the operation of the Business and has been adequate to enable the Company and the Subsidiaries to conduct the Business.

(ii) any business-critical software and software used by customers of the Company or any Subsidiary is owned and operated by and is under the control of the Company or a Subsidiary and is not dependent on any facilities which are not under the ownership, operation or control of the Company or a Subsidiary.

(b) The Company and the Subsidiaries have available to it sufficiently competent and trained employees to ensure proper handling, operation, monitoring and use of the IT System and the IT System has been in all material respects maintained and supported.

(c) The Company and the Subsidiaries have has all necessary rights in respect of the software elements of the IT System to enable it to modify or procure modification of such software (other than commercial off the shelf software) without undue expense or delay, except as set forth in Schedule 3.7.3(c).

(d) The IT Contracts include disaster recovery contracts which will enable the IT System and the data held on the IT System, to be recovered, repaired and/or replaced without material disruption to the Business.

(e) There are adequate procedures and facilities in place to ensure the internal and external security of the IT System.

(f) The Subsidiaries own, and are in possession and control of, original copies of all the manuals and technical documents required to operate the IT System.

(g) The IT System has the ability to process date information including accepting date input, providing accurate date output and performing accurate calculations involving dates or portions of dates.

(h) Neither the Company nor any Subsidiary has received any notice in writing of and is not aware of any circumstances including, without limitation, execution of this Agreement which would enable any third party to terminate any of IT Contracts or any arrangements pursuant to which any element of the IT System has been made available by any third party.

3.8. Insurance. Schedule 3.8 All the assets of the Company and the Subsidiaries which are capable of being insured have at all material times been and are insured for amounts and with deductibles and excesses reasonably regarded as adequate taking into account the size and operations of the Company and the Subsidiaries and the jurisdictions in which the operations of the Company and the Subsidiaries are carried on against risks normally insured against by Company carrying on similar businesses or owning assets of a similar nature. The Company and the Subsidiaries have at all material times been and are adequately (taking into account the size and operations of the Company and the jurisdictions in which the operations of the Company are carried on) covered against accident, physical loss or damage, third party liability (including product liability), environmental liability (to the extent that insurance is reasonably available), and other risks normally covered by insurance by such Person.

3.9 Labor and Employment Matters.

3.9.1 Employee Benefit Plans.

(a) Schedule 3.9.1(a) lists each Employee Benefit Plan of the Company and the Subsidiaries and clearly identifies each as a Pension Plan, Welfare Plan, or other type of Employee Benefit Plan. Each Employee Benefit Plan materially complies with, and has been established, maintained, and operated in all material respects in accordance with, all applicable Laws, and no event has occurred in connection with any Employee Benefit Plan which has, will or may result in any fine, penalty, assessment or other liability for which the Company or any Subsidiary or a transferee of assets from any of the Company or any Subsidiary may be responsible, whether by reason of operation of law or contract.

(b) Neither the Company nor any Subsidiary (i) maintains or contributes to or has an obligation to contribute to any Pension Plan nor have any of them maintained or contributed to any such plan during the six years preceding the Closing Date; (ii) has or could have any liability in respect of any other Pension Plan; and (iii) none of the Company or its Subsidiaries contributes, or has ever contributed, nor could any such entity have any liability in respect of, a defined benefit pension scheme.

(c) The Company has delivered to Buyer true and correct copies of the following:

(i) each Employee Benefit Plan listed on Schedule 3.9.1(a) and all amendments thereto;

(ii) each trust agreement pertaining to any of the Employee Benefit Plans, including all amendments to such documents; and

(iii) each current summary plan description relating to each Employee Benefit Plan.

(d) There is no action, suit, litigation or claim pending (other than routine claims for benefits) or that reasonably could be expected to be asserted against any Employee Benefit Plan or the assets of any Employee Benefit Plan.

(e) All of the Employee Benefit Plans currently comply, and have complied in the past, both as to form and operation, with their terms and with the applicable provisions of all applicable Laws. All necessary governmental approvals for the Employee Benefit Plans have been obtained. There has not occurred any event, and no condition exists, which would adversely affect such qualification or exemption.

(f) Neither the execution and delivery of this Agreement, including without limitation, all other agreements to be executed in connection herewith, by the Company nor the consummation of the transactions contemplated herein will (i) result in the acceleration or creation of any rights of any person entitled to any benefits under any Employee Benefit Plan, (ii) entitle any current or former worker, employee or director of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment or give rise to any such payment (regardless of when such payment is made or payable), or entitle any such person to any other enhanced term of employment, (iii) accelerate the time of payment or vesting, result in deemed satisfaction of goals or conditions, or increase the amount of any compensation due to any such employee or former employee or director, or (iv) result in the forgiveness, modification or guaranty of any loan benefiting any current or former employee or director of the Company or any Subsidiary.

(g) With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company or any Subsidiary, no event has occurred and no condition exists that after the Closing Date could subject the Company or any Subsidiary directly or indirectly, to any liability.

(h) Neither the Company nor the Subsidiaries has any obligation to provide health benefits or other non-pension benefits to any retired or other former director, worker, employee or their dependents.

3.9.2 Benefit Obligations. All accrued material obligations for payments to any entity, plan or person with respect to any benefits for current or former employees of the Company or the Subsidiaries have been timely paid or adequate accruals therefor have been made in the Financial Statements.

3.9.3 Performance. The Company and the Subsidiaries have withheld and paid to the appropriate Governmental Authorities or is withholding for payment not yet due to such Governmental Authorities all amounts required to be withheld from the employees of the Company or the Subsidiaries, and none of the Company or the Subsidiaries is liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing. The Company and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities.

3.9.4 Compensation. All reasonably material obligations of the Company and the Subsidiaries for salaries, bonuses and other forms of compensation payable to the employees and directors of the Company and the Subsidiaries in respect of the services rendered by any of them have been paid or adequate accruals therefor have been made in the Financial Statements for obligations accrued through the date of the applicable Financial Statements.

3.9.5 Resignations. Except as set forth on Schedule 3.9.5, and except for the resignation of any Directors or Secretaries of the Subsidiary required pursuant to this Agreement, no employee of any of the Company or any Subsidiary, to the knowledge of the Company, plans to, or is entitled to and claim a contractual payment from the Company or any Subsidiary, retire or resign during the 12-month period following the Closing Date or otherwise be unavailable as an employee of any of the Subsidiaries at compensation substantially similar to such employee’s present rate of compensation and benefits and assuming no relocation of such employee.

3.9.6 Collective Bargaining Agreements.

(a) None of the Company or the Subsidiaries is, or ever has been, a party to a collective bargaining agreement with any labor organization or trade union. No organization effort, demand for recognition, petition seeking a representation proceeding or representation question involving any union association or collective bargaining representative is pending respecting the employees of any of the Company or any Subsidiary, and no such question has been raised with respect to any of the Company or any Subsidiary.

(b) There is no controversy or dispute pending, outstanding or threatened between any of the Company or any Subsidiary and any of their respective employees. To the knowledge of the Company, there is no basis for any Legal Proceeding of or by any employee of the Company or any Subsidiary, and no complaint is pending against the Company or any Subsidiary before any Governmental Authority. The Company and the Subsidiaries have complied, in respect of their employees, in all material respects with all applicable Laws.

(c) The Company has furnished Buyer with copies of all awards or payments made, claims, complaints, reports or other documents concerning the Company or any of the Subsidiaries or their employees made by or against the Company or the Subsidiaries during the past five years pursuant to or in respect of workers’ compensation laws or any other Laws relating to employment of labor in any jurisdiction.

3.9.7 Obligation to Employ. Nothing in the representations or warranties contained herein shall be construed as an obligation or commitment of Buyer, the Company or any Subsidiary or Affiliate of any of them to employ or continue to employ any employee, officer or director of the Company or otherwise assume any liability, including liabilities for salary, benefits, pension, stock options, severance or other benefit plans of any employee, officer or director of the Company after Closing.

3.9.8 Consultants. Schedule 3.9.8 is a true and complete list of all individuals who are not workers or employees and who are providing services to the Company or any Subsidiary under any agreement which is not a contract of employment with the Company.

3.9.9 Absent Employees. Schedule 3.9.9 is a true and complete list of all employees who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

3.10 Compensation of and Indebtedness to and from Employees.

3.10.1 Employee Compensation. Schedule 3.10.1 is a true and complete list of the names and annual compensation (whether in the form of basic salary, bonus, commission, pension or profit-sharing contributions or other supplemental compensation now or hereafter payable) of the ten highest compensated full-time salaried employees of the Company and the Subsidiaries (the “Employee List”). Since the Last Balance Sheet Date there has been no material change in the rate of total compensation for services rendered, including, without limitation, bonuses and deferred compensation, for any of the employees listed on the Employee List, nor have any such changes been promised, and neither the Company nor any Subsidiary has entered into a contractually binding obligation to make any increases after the Closing Date.

3.10.2 Severance Obligations. Schedule 3.10.2 is a true and complete list of each individual employed by the Company and each Subsidiary on the Interim Balance Sheet Date and each individual hired by the Company or any Subsidiary of the Company following the Interim Balance Sheet Date. Schedule 3.10.2 sets forth the maximum severance or termination payment obligation that the Company or any Subsidiary would be contractually obligated to pay for each such individual if they were terminated the day immediately following the Closing Date.

3.10.3 Indebtedness to Employees. Neither the Company nor any Subsidiary is indebted to any consultant, worker, employee or agent of the Company or any Subsidiary, or any spouse, child or other relative thereof, in any amount whatsoever other than the reimbursement of expenses, wages for the Company’s current pay period or for holiday pay for the current holiday year or generally utilized for its employees and for business expenses, nor is any employee or agent indebted to the Company or any Subsidiary except for advances made in the ordinary course of business. As of the Closing there will be no amount owed to any Person listed in Schedule 3.10.2 other than (a) unpaid salary, bonus and paid time off, accrued in the ordinary course of business but not yet payable, (b) reimbursement for expenses accrued in the ordinary course of business and not yet payable and (c) those loans set forth on Schedule 3.10.2.

3.11 Contracts and Other Instruments.

(a) No amounts remain payable by the Company or the Subsidiaries under any franchise or similar agreement (whether such agreement is currently in effect or has been previously terminated).

(b) The Company has made available to the Buyer upon request a true and complete copy of any of the Material Contracts.

(c) Neither the Company nor any of the Subsidiaries is in material breach of or in material default under any of the Material Contracts, and none of the Company or the Subsidiaries has been notified of any breach, default or potential breach or default under any Material Contracts and, to the knowledge of the Company, no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default.

(d) Except as set forth on Schedule 3.11, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the consent of any party (other than the Company or the Subsidiaries) to any Contract. The completion of the transactions contemplated hereby shall not give rise to any right to terminate any Contract (with or without notice).

(e) the execution and delivery of this Agreement shall not result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any of the Material Contracts, or give to others any rights of termination, amendment, acceleration or cancellation of any of the Material Contracts, or result in the creation of any Lien on the any of the Material Contracts

3.12 Environmental Liability.

(a) Hazardous Materials. None of the Company or the Subsidiaries have engaged in or permitted any operations or activities upon, or any use or occupancy of, the Real Property or the Former Real Property or any portion thereof for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional, excluding de minimis quantities of Hazardous Materials that are commonly used in connection with the operation of the Business of the Company and which were used and disposed of in accordance with Environmental Requirements) on, under, in or about any such property or transported any Hazardous Materials to, from or across any such property.

(b) Environmental Requirements. The Company and the Subsidiaries comply, and have at all times complied in all material respects, with all Environmental Requirements, and no activity by the Company or any Subsidiary on the Real Property or Former Real Property has constituted or constitutes a nuisance or has constituted or constitutes a tortious condition with respect to any third party. None of the Company or the Subsidiaries is, pursuant to any existing law or regulation, required now to take any remedial action related to any such property or make any capital improvements in order to place such property or the improvements located thereon in compliance with such law or regulation. To the knowledge of the Company, no Hazardous Materials have migrated or are threatening to migrate from other properties upon, about or beneath any Real Property or Former Real Property.

(c) Notice of Violations. None of the Company or the Subsidiaries has received notice or other communication concerning, and does not have any knowledge of (i) any violation or alleged violation of Environmental Requirements, whether or not corrected or (ii) any alleged liability for Environmental Damages and, to the knowledge of the Company there exists no basis for any Legal Proceeding related to either (i) or (ii) being instituted or filed with respect to the Real Property or Former Real Property. No writ, injunction, decree, order or judgment related to the foregoing is outstanding. None of the Company or the Subsidiaries has been ordered or requested by any Governmental Authority to take any step to remedy any condition on any such property whether or not constituting a violation of Environmental Requirements.

3.13 Proceedings. There is no pending or threatened in writing Legal Proceeding before or by any Governmental Authority, to restrain or prevent the consummation of the transactions contemplated by this Agreement or that might affect the right of the Subsidiaries to own the Company Assets or operate the Business.

3.14 Regulatory Approvals. Except as set forth on Schedule 3.14, no regulatory approval or filing with, notice to, or waiver from any Governmental Authority is required to be made or obtained by the Company or any Subsidiary: (a) in connection with the execution and delivery of, and performance by the Company of its obligations under, this Agreement or the consummation of the transactions contemplated thereby; or (b) to permit the Subsidiaries to carry on the Business after the Closing Date as the Business is currently carried on by the Company and the Subsidiaries. All such regulatory approvals, filings or waivers shall have been made or obtained prior to the Closing.

3.15 Brokerage. Any fees payable to any finder or broker arising from this Agreement or the transactions contemplated hereby incurred by the Company or the Subsidiaries shall be the sole responsibility of the Company and under no circumstances shall Buyer or any Subsidiary have any liability therefor. Buyer shall be solely responsible for any investment banking or brokerage fees or any other third party expense of any advisors that it has engaged in connection with the transactions contemplated by this Agreement.

3.16 Bank Accounts. Schedule 3.16 sets forth a true and complete list of the bank name, location and account number for all bank accounts used by any Subsidiary and the authorized signatories and amounts for such accounts.

3.17 Customers. Set forth on Schedule 3.17 is a complete list of the twenty (20) largest (in terms of dollar volume) customers of the Company and the Subsidiaries (in aggregate) for the fiscal year ended December 31, 2011 (the “Top Customers”) indicating the amounts paid to the Company and the Subsidiaries by each Top Customer for each such period and the names of the employees (or independent sales representatives) of the Company or the Subsidiaries who are primarily responsible for servicing each such Top Customer as of the date hereof. Schedule 3.17 sets forth the name of each Customer who has represented more than two percent (2.0%) of the gross revenue of any of the Company or the Subsidiaries (in aggregate) in any of the three (3) years ending December 31, 2011. Except as set forth in Schedule 3.17, none of the Top Customers has terminated or, to the knowledge of the Company, has indicated an intention or plan to terminate all or a material part of the services performed for or orders historically placed by such customers. Nothing in this clause or Schedule 3.17 is to be construed as a warranty or representation by the Company that the Top Customers are recurring customers of the Company or Subsidiaries or that they will continue to utilise the services of the Subsidiaries either at the same level as the past 3 years, or at all.

3.18 Suppliers. Set forth on Schedule 3.18 is a complete list of the twenty (20) largest suppliers of the Company and the Subsidiaries (in aggregate) by expenditures made by the Company and the Subsidiaries to such suppliers during the fiscal year ended December 31, 2011.

3.19 Certain Payments. None of the Company or the Subsidiaries has, nor, to the knowledge of the Company, has any director acting on behalf of any of the Company or the Subsidiaries, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds or (ii) failed to disclose fully any contribution made by the Company or the Subsidiaries (or of which the Company or its Subsidiaries is aware) in violation of local laws, rules and regulations applicable in their respective jurisdictions.

3.20 OFAC. The Company and, to the knowledge of the Company, the directors and employees of the Company are not currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.21 Compliance with Specified Laws.

(a) To the knowledge of the Company, the operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable local Governmental Authority governing such Person in their respective jurisdictions and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(b) To the knowledge of the Company, the Company and the Subsidiaries are not a party to any agreement, arrangement, understanding and has not been included in any business practice in respect of which an anti-trust or anti-competitive order has been made against the Company under any rules regulations or guidelines, issued, administered or enforced by any applicable local Governmental Authority governing such Person in their respective jurisdictions and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company or any Subsidiary of the Company with respect to the an anti-trust order is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor the Subsidiaries are a party to any agreement or arrangement and is not involved in any business practice in respect of which any request for information, statement of objections or similar matter has been received in writing from any Governmental Authority.

3.22 Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Schedules, the Related Agreements or any certificate furnished or to be furnished to Buyer on the Closing Date contains or will contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

BUYER

4. Representations and Warranties of Buyer. Buyer represents and warrants to the Company, as of the date hereof, as follows:

4.1 Organization. Buyer is duly organized and incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with the corporate power and authority to execute, deliver and perform this Agreement, to own its properties and carry on its business in the manner in which such business is now being conducted.

4.2 Authority. Buyer has full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement, all Related Agreements and other agreements to be executed in connection herewith by Buyer upon the approval of this Agreement and the transactions described herein by the Board of Buyer, will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

4.3 Purchase Price. The issuance of Buyer Common Stock as part of the Purchase Price will not, immediately or with the passage of time, obligate Buyer to issue any of its capital stock securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Buyer Common Stock to any Person and will not result in a right of any holder of Buyer securities to adjust the exercise, conversion, exchange or reset price under such securities.

4.4 Issuance of Buyer Common Stock. When issued in accordance with this Agreement, Buyer Common Stock to be issued as part of the Purchase Price will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive and similar rights. Buyer has sufficient authorized capital stock to meet its obligations to issue Buyer Common Stock pursuant to this Agreement.

4.5 No Violations, Consents. The execution, delivery and performance by Buyer, as applicable, of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of any Charter Documents of Buyer; (b) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law; statute, rule or regulation to which Buyer is subject; (c) violate any judgment, order, writ or decree of any court applicable to the transactions contemplated herein; or (d) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Buyer is a party or any of its assets are bound. Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States or other court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement and the Related Agreements, except, (i) any consents required under any Contract or Property Lease of the Company or the Subsidiaries required as a result of the performance of this Agreement or the Related Agreements, (ii) those that have been made or obtained prior to the date of this Agreement, (iii) any qualifications to do business or permits, licenses, consents or filings under local law where the Business of the Company are being conducted resulting from Buyer’s acquisition of the Company and (iv) and filings, permits or consents needed for the completion of the transactions described herein under Laws of Australia.

4.6 SEC Reports; Financial Statements; Listing. Buyer has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as Buyer, was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer is not aware of any proceedings to remove, suspend or terminate from listing or quotation the Buyer Common Stock from any securities exchange upon which it is listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes.

4.7 Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect on the business, operations or prospects of Buyer individually or Buyer and its subsidiaries on a consolidated basis, (b) Buyer and its subsidiaries on a consolidated basis have not incurred any liabilities (contingent or otherwise) other than (i) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in Buyer’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (c) Buyer has not altered its method of accounting or the identity of its auditors, (d) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (e) Buyer has not issued any equity securities to any company or and of Buyer’s officers, directors or Affiliates, except pursuant to existing incentive compensation plans or as otherwise disclosed in the SEC Reports.

4.8 Legal Proceedings There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened in which Buyer is a party or which might affect any of Buyer’s properties, assets, operations or businesses, or prevent or delay the consummation of the transactions contemplated hereby.

4.9 Foreign Corrupt Practices Act. Neither Buyer, nor, to the knowledge of Buyer, any agent or other person acting on behalf of any of Buyer or its Subsidiaries, has, directly or indirectly, (a) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (b) failed to disclose fully any contribution made by Buyer or its Subsidiaries (or made by any Person acting on their behalf of which Buyer or its Subsidiaries) which is in violation of law, or (c) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

4.10 PFIC. Neither Buyer nor any subsidiary of Buyer is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

4.11 OFAC. Neither Buyer nor its subsidiaries nor, to the knowledge of Buyer, any director, officer, agent, employee, Affiliate or Person acting on behalf of any of them is currently subject to any U.S. sanctions administered by OFAC.

4.12 Money Laundering Laws. To the knowledge of Buyer, the operations of Buyer and its subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”) and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving Buyer or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Buyer, threatened.

4.13 Disclosure. No representation or warranty of Buyer contained in this Agreement and the Related Agreements or any certificate furnished or to be furnished to Stockholders on the Closing Date contains or will contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V

COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING

5.1 Access. The Company shall authorize and permit Buyer and its accountants, counsel and other representatives to have reasonable access during normal business hours, upon reasonable notice (subject to restrictions imposed by applicable Laws), to (i) all of the properties, books, records, operating instructions and procedures, and Tax Returns of the Company and any Subsidiary, (ii) all other information with respect to the Business as Buyer may from time to time request, (iii) all of the employees and directors of the Company and any Subsidiary as identified by Buyer, and (iv) discuss the Company’s Business with such other Persons, including, without limitation, its directors, officers, employees, accountants, suppliers, customers, and creditors, as Buyer considers necessary or appropriate. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

5.2 Notification; Financial Statements.

(a) The Company shall promptly notify Buyer in writing of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(a) shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.2(a) shall be deemed to amend or supplement any Schedules or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

(b) The Company shall furnish to Buyer (i) monthly consolidated and unconsolidated unaudited balance sheets and quarterly consolidated and unconsolidated unaudited statements of operations and cash flow and changes in stockholder’s equity for the Company and each of the Subsidiaries and (ii) such other reports as Buyer may reasonably request relating to the Company, any of the Subsidiaries or the Business. Each of the financial statements delivered pursuant to this Section 5.2(b) shall be prepared in accordance with GAAP, except that such financial statements may omit footnote disclosures required by GAAP to the extent the content thereof would not materially differ from those disclosures reported in the most recent audited period and year-end adjustments to the extent not material.

(c) The Company shall make available to Buyer all Tax Returns filed with any Tax Authority relating to the Company or any of its Subsidiaries.

5.3 Conduct of Business.

(a) Between the date of this Agreement and the Closing Date, the Company covenants and agrees that it shall not (and it shall cause its Subsidiaries not to) without the prior consent of Buyer (not to be unreasonably withheld):

(i) conduct the Business in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement; or

(ii) except as required by their terms, amend, terminate, renew/fail to renew or renegotiate any Material Contract to which the Company or any Subsidiary is a party or by which it is bound, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract or take any action that would reasonably be expected to result in the discontinuance of its material customer relationships; or

(iii) terminate, amend or fail to renew any existing insurance coverage; or

(iv) terminate or fail to renew or preserve any material Permits; or

(v) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Company or any Subsidiary of more than $10,000 in any specific case or $20,000 in the aggregate; or

(vi) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any Person; or

(vii) incur any indebtedness, guarantee any indebtedness of any Person or guarantee any debt securities of any person or entity; or

(viii) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or equity securities of the Company or any Subsidiary; or

(ix) sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (A) for dispositions of property not greater than $10,000 in the aggregate, or (B) in the ordinary course of business consistent with past practices; or

(x) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its stockholders, or split, combine, dividend, distribute or reclassify any shares of its Company Capital Stock or equity securities; or

(xi) change or amend its Charter Documents or any Charter Documents of the Subsidiaries; or

(xii) make special or extraordinary payments to any Person in excess of $20,000 in the aggregate; or

(xiii) make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

(xiv) compromise, contest or otherwise settle any claims or commence or settle any Legal Proceeding, threat of any Legal Proceeding, or other investigation against the Company or any Subsidiary; or

(xv) make or change any Tax election, make any change in any method or period of accounting or in any accounting policy, practice or procedure, file any amended Tax Return, enter into any closing agreement or similar agreement or arrangement with respect to Taxes, settle any Tax claim, take any action to surrender any right to claim a refund or credit of Taxes, or consent to any waiver or extension of the limitation period applicable to any claim for Taxes; or

(xvi) dispose of or permit to lapse any Intellectual Property rights; or

(xvii) make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or otherwise) of a severance, termination payment, bonus, special remuneration or other additional salary or compensation to any director, officer, or other current employee of the Company; or

(xviii) make any capital expenditures or commitments with respect thereto; or

(xix) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP; or

(xx) make any expenditures or enter into any commitment or transaction exceeding $10,000 individually or $20,000 in the aggregate; or

(xxi) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable; or

(xxii) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business; or

(xxiii) adopt or amend any Employee Benefit Plan, enter into any employment Contract, pay or agree to pay any bonus or special remuneration to any director or employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees; or

(xxiv) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or

(xxv) hire, promote, demote or terminate or otherwise change the employment status or titles of any employees, or encourage any employees to resign from the Company or any Subsidiary; or

(xxvi) discuss, announce or otherwise disseminate information to the Company’s employees regarding (A) any severance plan or practice of the Company or its Subsidiaries, whether or not the terms of such plan or practice would be triggered by the Closing, or (B) any compensation, benefits or severance plans, policies, or practices of Buyer, including whether or not said plans, policies or practice shall be applicable to the Company’s employees after the Closing; or

(xxvii) make any communications to the employees of the Company or its Subsidiaries that are inconsistent with this Agreement or the transactions contemplated hereby; or

(xxviii) agree to or make any commitment to take any actions prohibited by this Section 5.3(a) or any other action that would (A) prevent the Company from performing, or cause the Company not to perform, its respective covenants or agreements hereunder, or (B) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

(b) During the period beginning on the date hereof and ending on the Closing Date, (i) the Company and the Subsidiaries shall use its commercially reasonable efforts to preserve intact the Business and preserve the goodwill of customers, suppliers and others having business relations with the Company and the Subsidiaries, all with the goal of preserving unimpaired the goodwill and Business at the Closing, and (ii) the Company and Buyer shall consult with each other concerning, and the Company and the Subsidiaries shall cooperate to keep available to Buyer, the services of the officers and employees of the Company that Buyer may wish to have the Company or any of the Subsidiaries retain. Nothing in this Section 5.3 shall obligate Buyer, the Company or any of the Subsidiaries after the Closing to retain or offer employment to any officer or employee of the Company or any of the Subsidiaries.

5.4 Permits and Approvals. The Company and Buyer each agree to cooperate and use their commercially reasonable efforts to obtain, and shall as promptly as practicable prepare all registrations,

filings and applications, requests and notices preliminary to, all approvals and Permits that may be necessary or which may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

5.5 Tax Returns. The Company and each Subsidiary shall timely file all Tax Returns required to be filed, and shall pay all Taxes (including payments of estimated Taxes sufficient to avoid penalties) required to be paid, prior to the Closing Date. Buyer shall have the opportunity to review all such Tax Returns before they are filed and to approve any positions taken therein which are inconsistent with either the past practices of the Company or applicable Law and that could materially affect the Tax liability of the Company or its Affiliates in any Post-Closing Tax Period.

5.6 Expenses. Whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection herewith including, without limitation, legal, accounting, financial advisory consulting, and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided that any expenses incurred by any of the Subsidiaries will be deemed for purposes hereof to have been incurred by the Company. The Company shall provide Buyer with a statement of estimated Third Party Expenses incurred by the Company at least three (3) Business Day prior to the Closing Date in form reasonably satisfactory to Buyer, which statement shall be accompanied by invoices from the Company’s legal, financial, auditing and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses (the “Statement of Expenses”), which Statement of Expenses will expressly confirm that no additional amounts shall be due or payable by the Company through the Closing and that neither the Buyer nor any of the Subsidiaries shall have any liability whatsoever to make any payments to such advisor. All Third Party Expenses shall be paid at or prior to Closing; provided, however, any Third Party Expenses incurred by the Company and not satisfied at Closing (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Article IX and shall not be limited by or count towards the Basket Amount.

5.7 Consents. The Company shall obtain (or cause the Subsidiaries to obtain) all necessary consents, waivers and approvals of any parties to any Material Contract required thereunder in connection with the closing of the transactions contemplated hereby, so as to preserve for Buyer and the Subsidiaries all rights of (and benefits to), the Company and any Subsidiary under such Material Contract from and after the Closing. Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer. In the event that the other parties to any such Contract, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or Approval and such amounts shall be deemed Excess Third Party Expenses under Section 5.6.

5.8 Debt Payments. Prior to the Closing, the Company shall satisfy all debt of the Subsidiaries outstanding and terminate all commitments that are not identified by the Company to be included in the Working Capital calculation and adjustment set forth in Section 2.5; provided that in no event will the aggregate debt outstanding immediately after the completion of the Closing (regardless of such indebtedness is reflected in the Working Capital calculation and adjustment) exceed $100,000. Any amounts paid to satisfy any indebtedness of the Company or any Subsidiary outstanding as of the Closing and not included in Working Capital shall be deemed Third Party Expenses.

5.9 Stockholder Approval. As soon as practicable after the date hereof, the Company shall take all steps necessary to obtain the required approvals from its stockholders as required by the Company’s Charter Documents, applicable Law and the Australian Stock Exchange and shall cause each of the Subsidiaries to take all steps necessary to obtain the required approvals from their Boards and stockholders as required by their respective Charter Documents and applicable Law. Any materials to be submitted to the stockholders of the Company in connection with the solicitation of their approval of the transactions described herein (the “Soliciting Materials”) shall also include the unanimous recommendation of the Company Board in favor of this Agreement and the transactions contemplated hereby, and the conclusion of the Company Board that that the terms and conditions of the Merger are fair and reasonable to the stockholders of the Company. Anything to the contrary contained herein notwithstanding, the Soliciting Materials shall be subject to the review and approval of Buyer prior to distribution, such approval not to be unreasonably withheld or delayed. The Company shall consult with Buyer regarding the date of such meeting to approve this Agreement and the transactions contemplated hereby and shall not postpone or adjourn (other than for absence of a quorum) such meeting without the written consent of Buyer.

5.10 Exclusivity.

5.10.1 Existing Discussions. The Company acknowledges and agrees that neither it nor its Representatives are in any negotiations or discussions in respect of any Takeover Proposal as at the date of this Agreement.

5.10.2 No Shop. During the Exclusivity Period, the Company must not, and must ensure that each of its Representatives does not, directly or indirectly solicit, invite, facilitate, encourage or initiate any Takeover Proposal or any negotiations or discussions with any third party in relation to any Takeover Proposal, or do or permit any other act or thing which is intended to or which may reasonably be expected to lead to the obtaining of any Takeover Proposal.

5.10.3 No Talk and No Due Diligence. Subject to Section 5.10.4, during the Exclusivity Period, the Company must not, and must ensure that each of its Representatives does not, except with the prior written consent of the Buyer:

(a) enter into, continue or participate in negotiations or discussions with, or enter into any agreement, arrangement or understanding with, any third party in relation to any Takeover Proposal;

(b) provide any information to any third party for the purposes of enabling that party to make a Takeover Proposal or permit any third party to receive non-public information relating to the Company in connection with such third party formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Takeover Proposal, even if the Takeover Proposal was not directly solicited, invited, facilitated, encouraged or initiated by the Company or any of its Representatives, or that Takeover Proposal has been publicly announced.

5.10.4 Exceptions. Section 5.10.3 does not apply if:

(a) the Company’s Board acting in good faith determines:

(i) that where there is a written Takeover Proposal, that the Takeover Proposal is a Superior Proposal or may reasonably be expected to lead to a Superior Proposal; and

(ii) after receiving written legal advice from the Company’s external legal advisors, that failing to respond to the Takeover Proposal is likely to constitute a breach of its directors’ fiduciary or statutory duties; and

(b) the Takeover Proposal was not solicited, invited, facilitated, encouraged or initiated in contravention of Section 5.10.2.

5.10.5 Notification by the Company. During the Exclusivity Period, the Company must notify the Buyer if:

(a) it is approached by any third party to take any action of a kind that would breach its obligations under Section 5.10.3, including details of the party making any Takeover Proposal;

(b) it becomes aware of any approach or discussions in respect of any offer, proposal, agreement, arrangement or understanding of a kind referred to in Section 5.10.3 or a Takeover Proposal; or

(c) it proposes to take any action of a kind that would breach its obligations in Section 5.10.3,

unless (and only to the extent that) the Company’s Board, acting in good faith, determine that it would be a breach of its fiduciary or statutory duties to notify the Buyer.

5.10.6 Notification of Superior Proposal. If the Company receives a Superior Proposal and as a result the Company’s Board proposes to publicly withdraw its recommendation of the transactions contemplated by this Agreement, the Company must (unless the Company’s Board determines that it would be a breach of its fiduciary or statutory duties to do so) give the Buyer five (5) Business Days written notice of such proposed change or withdrawal, and provide to the Buyer all material terms of the applicable Takeover Proposal.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF BUYER

6. Closing Conditions and Deliveries to Buyer. The obligations of Buyer hereunder shall be subject to the satisfaction, at or before the Closing, of the following conditions (any of which may be waived, in whole or in part, by Buyer):

6.1 Permits, Approvals and Authorizations. Any and all consents, waivers, permits and approvals (including, without limitation, regulatory approvals, filings or waivers and approvals required under Section 5.9) from any Governmental Authority, and of any Person (including, without limitation, the stockholders and Boards of the Company and Subsidiaries) required in connection with the execution, delivery and performance of this Agreement or necessary to operate the Business substantially in the manner in which it is currently operated by the Company and the Subsidiaries shall have been duly obtained and shall be in full force and effect on the Closing Date, unless waived by Buyer.

6.2 No Challenge or Violation of Orders. No Legal Proceeding by any Governmental Authority and no Legal Proceeding by any other Person shall be pending or, to the knowledge of the Company, threatened on the Closing Date which challenges this Agreement or the closing of the transactions contemplated hereby, or which claims damages as a result of the transactions contemplated hereby. No preliminary or permanent injunction or other order by any Governmental Authority, and no statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

6.3 Certain Documents. Buyer or its designees shall have received simultaneously (and as a condition to the effectiveness of) the Closing the following documents:

(a) an escrow agreement in the form reasonably agreed to by the parties and duly executed by the Company, Buyer and Escrow Agent (the “Escrow Agreement”);

(b) counterparts, executed by the Company of this Agreement and all other Related Agreements to which the Company or any of the Stockholders are to be parties;

(c) employment agreements executed by those of the Designated Employees requested by Buyer in form and substance required by Buyer;

(d) original stock certificates and duly executed instruments of transfer in favor of Buyer in respect of all Subsidiary Capital Stock to be sold hereunder, and any other documents required for the stamping and transferring of record of the Subsidiary Capital Stock;

(e) approvals from the Board and stockholders of the Company and the Board and stockholders of the Subsidiaries as required by their respective Charter Documents, stock exchanges, government agencies and applicable Laws, and, if any, establishing that any required stockholder approval for the transactions contemplated by this Agreement have been obtained, certified by the secretary of the respective Company or Subsidiary;

(f) approvals for the assignment of any Material Contracts where but for the consent of the counterparty thereto the closing of the transactions contemplated hereby would result in a breach of such Contract or grant the counterparty a right to terminate such Contract;

(g) evidence that all Company Assets (including all Intellectual Property) are held by the Subsidiaries except as otherwise expressly provided herein;

(h) receipt of legal opinion from legal counsel to the Company in form and substance requested by Buyer’s legal counsel,

(i) receipt of a certificate signed by an officer of the Company, certifying on behalf of the Company that the representations and warranties given in Article III are true and correct as at the Closing Date as if made on such Closing Date unless such representations and warranties were made as of a specified date in which case the certificate shall certify that such representations and warranties remain true and correct as of the date they were made; and

(j) all other documents specifically required to be produced at the Closing under this Agreement or as reasonably requested by Buyer prior to Closing.

6.5 Third Party Expenses. The Company shall have delivered to Buyer complete and correct Statement of Expenses (which shall be in form and substance acceptable to Buyer) and all Third Party Expenses shall have been paid in full. Such certificate shall be executed by an officer of the Company certifying to its completeness and accuracy.

6.6 Confirmation of Financial Status and Approval of Estimated Working Capital Statement. Buyer shall be satisfied in its sole discretion that the representation of the Company in Section 3.4.4 is true and correct, and that the Estimated Working Capital Statement is complete and accurate and that the One Month Operating Amount has been met. For avoidance of doubt, such statement shall confirm that there has not been any declared or accrued dividends with respect to the Company Capital Stock or Subsidiary Capital Stock since the Last Balance Sheet Date.

6.7 Non-Competition Agreements. Each of the Designated Employees (if any) shall have entered into and delivered to Buyer, Proprietary Information, Inventions and Non-Competition Agreements (the “Non-Competition Agreements”) in form and substance requested by Buyer, which agreements shall extend until the later of three (3) years the Closing Date or one (if applicable) (1) year after their employment with the Company or the Subsidiaries is terminated.

6.8 Performance by the Stockholders and the Company. The Company and the Stockholders shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by them on or prior to the Closing Date.

6.9 Payment of Taxes. The Company shall have demonstrated to the reasonable satisfaction of the Buyer that all Taxes of the Company and any of the Subsidiaries which were due and payable prior to the Closing have been paid in full, including for purposes hereof the payment of any Taxes whose payment has been delayed pursuant to any agreement with a Governmental Authority.

6.10 Minimum Operating Capital. The Company shall have demonstrated to the reasonable satisfaction of Buyer that the Subsidiaries will immediately following the Closing have on hand cash or other immediately available funds in the aggregate amount of at least $1,000,000.

6.11 Company Representations and Warranties. The representations and warranties given in Article III are true and correct as at the Closing Date as if made on such Closing Date unless such representations and warranties were made as of a specified date in which case such representations and warranties shall remain true and correct as of the date they were made.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF

THE COMPANY

7. Buyer’s Closing Deliveries. The obligations of the Company hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Company):

7.1 Permits, Approvals and Authorizations. Any and all consents, waivers, permits and approvals from any Governmental Authority and of any Person required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date; except that a listing application for Buyer Common Stock issued in connection with this transaction (if any is required) may not be effective until after the Closing and required qualifications to issue Buyer Common Stock to the Company in Australia may not have been obtained.

7.2 No Challenge or Violation of Orders. No Legal Proceeding by any Governmental Authority, nor Legal Proceeding by any other Person, shall be pending on the Closing Date which challenges this Agreement or the closing of the transactions contemplated hereby, or which claims damages as a result of the transactions contemplated hereby. No preliminary or permanent injunction or other order by any court or governmental or regulatory authority and no statute, rule, regulation, decree or executive order promulgated or enacted by any Government Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

7.3 Certain Documents. Buyer shall have furnished the Company with the following documents:

(a) the Escrow Agreement duly executed by Buyer;

(b) a copy of the resolutions of the Board of Buyer, authorizing the execution and delivery of this Agreement and each of the other Related Agreements to which Buyer is a party and the performance of the transactions contemplated hereby and thereby, certified by the Secretary of Buyer;

(c) a certificate to the incumbency and signature of each of the officers of Buyer executed by an officer or director of and Buyer and by the Secretary of Buyer;

(d) except as waived by the Company, executed originals or copies acceptable to the Company, acting reasonably, of all consents, waivers, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by Buyer in connection with the consummation of the transactions contemplated; and

(e) all other documents required by this agreement to be provided by the Buyer.

7.4 Performance by Buyer. Buyer shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by Buyer on or prior to the Closing Date.

7.5 Initiation of Wire and Issuance of Stock Instructions. Buyer shall have initiated wires to deliver the Cash Consideration (if any) in accordance with Section 2.4 and issued instructions to the Transfer Agent to issue shares of Buyer Common Stock to the Company and Escrow Agent in accordance with Section 2.4.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Post-Closing Payment. Promptly following the Escrow Release Date and in the event no claims are filed for Damages under Article VIII before the Indemnification Expiration Date, said Buyer Common Stock shall be released in accordance with the terms of the Escrow Agreement.

8. 2 Cooperation. Subject to any limitations that are required to preserve any applicable attorney-client privilege, for a period of fifty-four (54) months from and after the Closing Date, each party agrees to furnish or cause to be furnished to the other parties, its counsel and accountants, upon reasonable request during normal business hours, after not less than ten (10) Business Days prior written notice, such information and assistance relating to such party or its business (including, without limitation, the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to: (a) facilitate the preparation for or the prosecution, defense or disposition of any Legal Proceeding (other than one by or on behalf of one party to this Agreement against another party hereto); (b) prepare and file any other documents required by Governmental Authorities; and (c) facilitate any audit and inspection the Buyer acting reasonably seeks to undertake to ensure that the Company Assets have been duly transferred to the Subsidiaries or to prepare any financial reports. The party requesting such information and assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and assistance.

8.3 Further Assurances. Each of the parties agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement. From time to time after the Closing Date, the Company shall execute and deliver (and cause the Stockholders to execute and deliver) to Buyer such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by Buyer in order to vest in all right, title and interest in and to the Subsidiary Capital Stock and to ensure that the Buyer continues to own all right, title and interest in the Subsidiaries, the Company Assets and the Business and the parties hereto will execute and deliver such other instruments of sale, transfer, conveyance, assignment, assurance, power of attorney and other such instruments as may be reasonably required by the other parties hereto in order to carry out the purpose and intent of this Agreement and all other agreements to be executed in connection herewith. From time to time after the Closing Date, Buyer shall execute and deliver to Stockholders such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably to vest them in the shares of Buyer Common Stock deliverable to them pursuant to this Agreement.

8.4 Rule 144. With a view to making available to the Company the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the Company to sell securities of Buyer to the public without registration, Buyer shall so long as it is a reporting company under the Exchange Act use commercially reasonable efforts to:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b) to file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act; and

(c) furnish to the Company, so long as the Company owns any shares of Buyer Common Stock, forthwith upon request (i) to the extent accurate, a written statement by Buyer that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents so filed by Buyer; and (iii) such other information as may be reasonably requested and available so as to permit the Company to sell any such securities without registration under any rule or regulation of the SEC that permits the selling of any such securities without registration.

8.5 Options and Sales Incentive Plan. Subject to all applicable Laws, requirements of any applicable Governmental Authorities and any exchanges or markets on which Buyer Common Stock is admitted for trading, employees of the Subsidiaries will be entitled to participate in any stock option plan of Buyer in accordance with the standards generally applicable to employees of Buyer and the Subsidiaries.

8.6 Directors of Subsidiaries. Following Closing, the Company shall cause as requested from time to time by Buyer that any directors of the Subsidiaries in office at the Closing shall resign from such positions so that Buyer may replace such directors with individuals of its choosing.

8.7 Employment Inducement Pool.

(a) In addition to the Purchase Price, within ninety (90) days following the Closing, Buyer shall issue to persons who were employees of the Subsidiaries at the Closing (each a “Continuing Employee” and collectively, the “Continuing Employees”) an aggregate of 125,000 shares of Buyer Common Stock (“Employee Shares”) in order to induce them to remain employed by such Subsidiaries. Prior to the Closing, Buyer (in its sole discretion) shall determine which of the Continuing Employees shall be eligible to receive Employee Shares and allocate the Employee Shares among such Continuing Employees. All Employee Shares held by Continuing Employees will be subject to the limitation that if they terminate their employment with the Buyer and its subsidiaries prior to the third anniversary of the Closing a portion of such Employee Shares will be subject to repurchase by Buyer at a price of $0.01 per share. This repurchase right shall lapse with respect to one third of the Employee Shares allocated to any Continuing Employee on each of the first anniversary, second and third anniversaries of the Closing. For avoidance of doubt, to the extent that any Employee Shares are subject to repurchase rights, the holder thereof may not sell, transfer, pledge, hypothecate or otherwise encumber such Employee Shares without the consent of the Buyer. Moreover, the issuance of Employee Shares will be conditioned on each Continuing Employee executing and delivering such agreements and instruments as the Buyer shall request in its sole discretion to give effect to the issuance of the Employee Shares and to secure the Buyer’s repurchase rights with respect to such Employee Shares.

(b) The issuance of the Employee Shares will be subject to compliance with all applicable Laws, provided that nothing herein shall require Buyer to register as a public company under the Laws of Australia or any other jurisdiction and no issuance will be made if it results in Buyer being in violation of the requirements of any exchange or market where the Buyer Common Stock is then admitted for trading. In issuing any Employee Shares to any of the Continuing Employees, the issuance may be conditioned upon the applicable Continuing Employees paying (or providing surety for) any withholding or other Taxes attributable to such issuance.

(c) Buyer shall use reasonable efforts to cause the Employees Shares to be registered for re-sale under Form S-8. In the event that the Employee Shares have not been registered under the Securities Act, such shares shall constitute “restricted securities” under the Securities Act and may only be sold or transferred in accordance with Rule 144 thereunder, when, if and to the extent that such exemption from registration is available to the holder of such securities and in accordance with the provisions of Regulation S, if applicable). If such Employee Shares are not registered under the Securities Act, then before permitting any transfer of thereof, Buyer may require an opinion in form and substance reasonably acceptable to Buyer, which acceptability should not be unreasonably withheld, that such transfer is exempt from the registration requirements of the Securities Act and is in compliance with all applicable laws.

(d) Each certificate representing the Employee Shares shall bear the following legends (and such other legends as required by the Buyer) to the extent applicable to the holder of such Employee Shares:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE SECURITIES PURCHASE AGREEMENT BY AND AMONG THE PARTIES THERETO DATED AS OF APRIL 20, 2012, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.”

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO REGULATION S UNDER THE 1933 ACT AND ALL TRANSFERS OF SUCH SHARES MUST BE MADE STRICTLY IN COMPLIANCE WITH SAID REGULATION.”

(e) Buyer shall have the absolute right to give instructions to any transfer agent for its capital stock to give effect to the provisions of this Section 8.7(e) and neither such transfer agent nor Buyer shall have any liability to any Person for any reasonable action taken (or not taken) in furtherance thereof so long as Buyer or transfer agent acts in good faith. Buyer shall instruct the transfer agent to not transfer any Employee Shares if such transfer is not in compliance with the Securities Act, including, without limitation, Regulation S thereunder.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification of Buyer. The Company shall indemnify, keep indemnified and hold harmless Buyer in respect of any and all claims, losses, interest, fines, penalties, diminutions in value, damages, liabilities, whether or not currently due, and expenses (including, without limitation, settlement costs and any actual legal or other expenses for investigating or defending any actions or threatened actions) (collectively, “Damages”) incurred by Buyer in connection with each and all of the following:

(a) any misrepresentation made by the Company (including, without limitation, any officer, director or employee of the Company or any Subsidiary) in this Agreement (including in any Schedules or Exhibits hereto) or any other document contemplated by this Agreement (including, without limitation, the Related Agreements) or breach of any warranty contained herein made in favor of Buyer;

(b) the breach of any covenant, agreement or obligation made for the benefit of Buyer contained in this Agreement or any other document contemplated by this Agreement;

(c) any (i) Direct Taxes arising from the transfer of Subsidiary Capital Stock and the issuance, payment and delivery of the Purchase Price hereunder or (ii) Taxes relating to any Pre-Closing Tax Periods, including without limitation all costs and expenses incurred in preparing Tax Returns which may be properly allocated to such Pre-Closing Tax Periods, excluding any cost, expense or payment with respect to Taxes taken into account in the calculation of Estimated Closing Working Capital;

(d) any Legal Proceeding arising from any condition, action or event existing or occurring on or prior to the Closing Date and relating to the Company, its business, operations or assets;

(e) the amount (if any) by which Closing Working Capital is less than Estimated Working Capital; or

(f) any broker, advisory, legal or accounting fees and expenses pertaining to the transactions contemplated herein (excepting normal accounting fees and expenses incurred in accordance with past practice) paid or incurred by the Company, any of the Subsidiaries or their Affiliates prior to the Closing Date.

Notwithstanding the foregoing, any claim under this Article IX for Damages based upon or arising out of liability of any of the Company or any of its Subsidiaries for Taxes shall be limited to the Tax laws as are in effect as of the applicable Pre-Closing Tax Period, as distinguished from retroactive changes in such Tax laws, and (ii) except in the event of fraud, in no event shall the Company be liable for Damages in an amount in excess of the Escrow Fund. In addition, the term “Damages” is expressly agreed to not include consequential damages or lost profits.

9.2 Indemnification of the Company. Buyer shall indemnify and hold harmless the Company in respect of any and all Damages incurred by the Company in connection with each and all of the following:

(a) any misrepresentation made by Buyer in this Agreement (including in any Schedules or Exhibits hereto) or any other document contemplated by this Agreement or breach of any warranty contained herein made by Buyer;

(b) any (i) Transfer Taxes or (ii) Taxes relating to any Post-Closing Tax Periods, including without limitation all costs and expenses incurred in preparing Tax Returns which may be properly allocated to such Post-Closing Tax Periods; or

(c) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other document contemplated by this Agreement.

9.3 Limitations on Liability The parties hereto shall only be entitled to recover under this Article IX at such time as the aggregate amount of all Damages incurred by such party and its Affiliates exceeds $100,000 (the “Basket Amount”), provided that (a) should the total of all Damages reach the Basket Amount the relevant party shall be liable for all amounts up to and exceeding the amounts of such Damages; and (b) this limitation shall not apply to (i) Third Party Expenses, (ii) Damages arising from fraud by a party hereto, and (iii) any failure of the Company or the Stockholders to deliver any outstanding Subsidiary Capital Stock sold hereunder to Buyer or its Affiliates at the time of Closing or thereafter at the request of Buyer, and (iv) Damages arising from any breach of Section 3. 2 (capitalization of the Company) or subject to indemnification pursuant to Section 9.1(c) (taxes), 9.1(d) (legal proceedings)) or Section 9.1(e) (brokers). The source of funds for indemnification hereunder and the limitations thereon shall be as provided in Section 9.9.

9.4 Survival. Any claim for indemnification shall survive the Closing for a period ending on that date which is twelve months from the Closing Date, or, if such day is not a Business Day, the Business Day immediately following such date (the “Indemnification Expiration Date”). Any claim for indemnification shall survive the Indemnification Expiration Date if a party, prior to such Indemnification Expiration Date, shall have advised the other party in writing of facts that constitute or may give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim.

9.5 Defense by the Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Legal Proceeding by a Person other than the indemnified party, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party received by the indemnified party within 10 calendar days after the indemnifying parties receipt of notice of such claim, assume the defense of any such Legal Proceeding. If the indemnifying party assumes the defense of any such Legal Proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such Legal Proceedings and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof. The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such Legal Proceeding, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld) unless the indemnifying party admits in writing its liability and agrees to hold the indemnified party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement and concurrently with such settlement the indemnifying party pays into court the full amount of all losses, damages, expenses and liabilities to be paid by the indemnifying party in connection with such settlement. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense and shall be entitled to any and all information and documentation relating thereto. If the indemnifying party does not assume (or continue to diligently and competently prosecute) the defense of any such Legal Proceeding resulting therefrom in accordance with the terms hereof, the indemnified party may defend against such Legal Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such Legal Proceeding, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. In any action by the indemnified party seeking indemnification from the indemnifying party in accordance with the provisions of this Section 9.5, the indemnifying party shall not be entitled to question the manner in which the indemnified party defended such Legal Proceeding or the amount of or nature of any such settlement; provided that such limitations shall not apply to claims of fraud, bad faith, gross negligence or willful misconduct by the indemnified party.

9.6 Cooperation. If requested by the indemnifying party, the indemnified party shall cooperate to the extent reasonably requested in the defense or prosecution of any suit, action, claim, proceeding or investigation for which such indemnifying party is being called upon to indemnify the indemnified party pursuant to this Article IX; provided, however, that such cooperation shall not interfere with the normal operation of the indemnified party’s business. In furtherance of the foregoing, the indemnified party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith and, if appropriate, the indemnified party shall make any counterclaim against the Person asserting such suit, action, claim, proceeding or investigation or any cross-complaint against any Person in connection therewith and the indemnified party further agrees to take such other actions as reasonably may be requested by an indemnifying party to reduce or eliminate any Losses for which the indemnifying party would have responsibility. The indemnifying party will reimburse the indemnified party for any reasonable fees or expenses incurred by it in so cooperating or acting at the request of the indemnifying party.

9.7 Notice. The parties hereto agree that in the event of any occurrence which may give rise to a claim by an indemnified party hereunder the indemnified party will give prompt notice thereof to the indemnifying party; provided, however that failure to timely give the notice provided in this Section 9.7 shall not be a defense to the liability of the indemnifying party for such claim, but the indemnifying party may recover any actual damages arising from the indemnified party’s failure to give such timely notice.

9.8 Waiver. The indemnified party agrees that it will not waive any statute of limitations or defense that would increase the liability of the indemnifying party hereunder without (except in connection with pending Legal Proceeding in which the indemnifying party has not assumed the defense) the consent of the indemnifying party.

9.9 Indemnification Source; Sole and Exclusive Remedy. All Indemnification Claims for indemnification of the Buyer shall be satisfied solely from the Escrow Fund under the Escrow Agreement. The right to indemnification set forth in this Article IX shall be the sole and exclusive legal remedy following the Closing Date for any breaches by the Company of the representations, warranties, covenants and agreements under this Agreement and the Escrow Fund shall be the sole funds or shares of Buyer Common Stock available in satisfaction thereof. Notwithstanding the immediately preceding sentence, nothing in this Agreement shall limit the liability of any Person resulting from (a) fraud, or (b) willful misconduct in connection with this Agreement or the transactions contemplated hereby or (c) any failure of the Company or the Stockholders to sell or transfer to Buyer all Subsidiary Capital Stock to be sold or transferred hereunder. Any payment made to Buyer from the Escrow Fund to satisfy a claim for indemnification pursuant to this Article IX shall be treated as an adjustment to the Purchase Price.

9.10 Restriction on multiple claims on the same Damages: Notwithstanding anything contained herein or in any Related Agreement, if a claim is made by Buyer for any Damages, as the case may be then:

(a) no further claim for the same Damages shall be entertained from Buyer as the case may be;

(b) if an adjustment to Working Capital has been carried out under Section 2.3(e) and /or Section 2.5 that has addressed such claim, then no further claim shall lie for the Damages under this Article and vice versa; and

(c) if any Damages for which indemnity has been claimed are paid, then the same shall not be debited from the financial accounts of the Company.

9.11 Release of Escrow Fund. To the extent that there (a) are no outstanding claims against the Escrow Fund, or (b) are claims outstanding against the Escrow Fund, that, together with the reasonably anticipatable fees and expenses of resolving such claims, are in aggregate less than the balance of the Escrow Fund on the Escrow Release Date (the “Available Excess”), then on the Escrow Release Date, the balance of the Escrow Fund (in the event of subsection (a)) or the Available Excess (in the event of subsection (b)) shall be promptly released and delivered to the Company for further distribution to the Company. Thereafter, upon final settlement of all claims made against the Escrow Fund, any such excess then remaining in the Escrow Fund, together with any earnings thereon, shall be promptly released to the Company. Buyer hereby agrees that it shall, together with the Company, provide instructions to the Escrow Agent (i) to release the balance of the Escrow Fund or the Available Excess, as applicable, and to (ii) release any excess remaining in the Escrow Fund upon final settlement of all claims made against the Escrow Fund, each in accordance with this Section 9.11 and the Escrow Agreement. Any portion of the Escrow Fund remaining, following satisfaction of all indemnity claims, shall be distributed as provided in the Escrow Agreement.

9.12 Valuation of Escrow Fund. With respect to each indemnification claim, the number of shares of Buyer Common Stock held in the Escrow Fund for purposes of satisfying the claim shall be calculated as follows: the amount of the Claim divided by the Weighted Average Price for the 30 day period ending on the day prior to the payment of any Claim.

9.13 Net of Insurance Proceeds. The amount of any Damages with respect to any indemnification claim hereunder shall be determined net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the indemnified person or any of its affiliates with respect to such claim (such proceeds or payment to be paid over to the indemnifying person up to the amount paid by the indemnifying person if received after payment of the indemnification claim by the indemnifying person).

9.14 Mitigation. The parties agree that they shall use reasonable commercially reasonable efforts and shall consult and cooperate with each other with a view towards mitigating any Damages that may give rise to claims for indemnification under this Article IX.

9.15 Binding Authority. A decision, act, consent or instruction of the Company or Buyer with respect to an indemnification claim, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute the respective decision of the Company or Buyer and shall be final, binding and conclusive upon the Company or Buyer respectively; and either party and the Escrow Agent may rely upon any such decision, act, consent or instruction of the other party as being the decision, act, consent or instruction of such other party. Buyer and the Escrow Agent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Company. Each of the Company and the Escrow Agent is hereby relieved from any liability to any person for any decision, act, consent or instruction of Buyer.

ARTICLE X

TERMINATION OF OBLIGATIONS

10.1 Term. This Agreement shall come into effect from the Effective Date and, unless terminated earlier in accordance with this Article X, if the Closing has not occurred by June 30, 2012 (the “Termination Date”), this Agreement and all Related Agreements shall automatically expire on the Termination Date, unless such date has been extended by mutual written agreement of the Parties for such period as the Parties may deem fit, in which event such extended date shall thereafter be the “Termination Date” for purposes of this Agreement and this Agreement and all Related Agreements shall thereafter automatically expire on such new Termination Date. A termination of this Agreement shall not effect any terms which by the express provisions of this Agreement survive a termination of this Agreement.

10.2 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may also be terminated by written notice by Buyer or the Company to the other parties hereto after the Termination Date in accordance with terms specified in the extension notice under 10.1 above or may otherwise be terminated at any time before the Closing, as follows:

(a) By mutual written consent of Buyer and the Company;

(b) By Buyer by written notice to the Company, if any conditions set forth in Article VI shall not have been satisfied or waived on or before the Closing Date;

(c) By Buyer by written notice to the Company, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Article VI;

(d) By Company by written notice to Buyer, if any conditions set forth in Article VII shall not have been satisfied or waived on or before the Closing Date;

(e) By the Company by written notice to Buyer, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of the Company to consummate the transactions contemplated by this Agreement as set forth in Article VII;

(f) By Buyer by written notice to the Company, if there has been a material misrepresentation or other material breach by the Company in any of its representations, warranties or covenants set forth herein and such breach has not been cured within ten (10) calendar days after notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(g) By the Company by written notice to Buyer, if there has been a material misrepresentation or other material breach by Buyer in its representations, warranties or covenants set forth herein and such breach has not been cured within ten (10) calendar days after notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(h) By either party by written notice to the other party, in circumstance where: (i) a Takeover Proposal is received by the Company or publicly announced after the date of this Agreement; (ii) the Takeover Proposal is a Superior Proposal; and (iii) the Company’s Board publicly announces that the Superior Proposal is recommended by the majority of the Company’s Board; and

(i) By the Buyer by written notice to the Company, if any director of the Company withdraws or adversely modifies their recommendation of the transactions contemplated by this Agreement or endorses, recommends or supports a Takeover Proposal.

10.3 Reimbursement of Costs.

10.3.1 Background.

(a) The parties hereto acknowledge and agree that if they enter into this Agreement and the transactions contemplated hereby do not proceed to Closing, both parties will incur significant costs.

(b) The parties believe that, in the circumstances referred to in Section 10.3.1(a), it is appropriate for each party to agree to the payments referred to in this Section 10.3 to secure each party’s entry into this Agreement.

10.3.2 Costs Incurred by the Buyer.

(a) The fee payable under this Section 10.3 has been calculated to reimburse a party for the following:

(i) fees for legal and financial advice in planning and implementing the transactions contemplated hereby;

(ii) reasonable opportunity costs incurred in engaging in these transactions or in not engaging in other alternative or strategic initiatives;

(iii) costs of management and directors’ time in planning and implementing these transactions; and

(iv) out of pocket expenses incurred in planning and implementing these transactions,

in each case, incurred by a party directly or indirectly as a result of having entered into this Agreement and pursuing the transactions contemplated by this Agreement.

(b) The parties acknowledge and agree that:

(i) the amount of fees, costs and losses referred to in this Section 10.3.2 is inherently unascertainable and that, even after termination of this Agreement, such fees, costs and losses will not be able to be accurately ascertained; and

(ii) the amount of the costs payable under Section 10.3.3 or 10.3.4 is a genuine and reasonable pre-estimate of those fees, costs and losses (it being acknowledged by the parties that the costs would most likely be in excess of this amount).

10.3.3 Payment by the Company to the Buyer.

(a) The Company agrees to pay to the Buyer the Termination Fee if this Agreement is terminated pursuant to:

(i) Section 10.2(f) or (i) by the Buyer; or

(ii) Section 10.2(h) by either party.

(b) The Company must pay the Buyer the Termination Fee within five (5) Business Days of receipt by the Company of a demand for payment from the Buyer made after the occurrence of the event referred to in Section 10.3.3(a).

(c) The Termination Fee is only payable by the Company once.

(d) For the avoidance of doubt, the Termination Fee is not payable under this Section 10.3.3 where the Company has first become entitled to the Termination Fee under Section 10.3.4.

(e) The Buyer’s rights under this Section 10.3.3 do not limit any other rights or remedies it may have under this Agreement or given by law independently of this Agreement.

10.3.4 Payment by the Buyer to the Company.

(a) The Buyer agrees to pay to the Company the Termination Fee if this Agreement is terminated by the Company pursuant to Section 10.2(g).

(b) The Buyer must pay the Company the Termination Fee within five (5) Business Days of receipt by the Buyer of a demand for payment from the Company made after the occurrence of the event referred to in Section 10.3.4(a).

(c) The Termination Fee is only payable by the Buyer once.

(d) For the avoidance of doubt, the Termination Fee is not payable under this Section 10.3.4 where the Buyer has first become entitled to the Termination Fee under Section 10.3.3.

(e) The Company’s rights under this Section 10.3.4 do not limit any other rights or remedies it may have under this Agreement or given by law independently of this Agreement.

10.3.5 Compliance with Law.

If it is finally determined following the exhaustion of all reasonable avenues of appeal to the Takeovers Panel or a Court that all or any part of the Termination Fee (“Excess Amount”):

(a) is unlawful;

(b) involves a breach of directors’ duties; or

(c) constitutes unacceptable circumstances or breaches an order of the Takeovers Panel,

then:

(d) the requirement to pay the Termination Fee does not apply to the extent of the Excess Amount; and

(e) if the Buyer or the Company (as the case may be) has received the Excess Amount, it must refund it within 5 Business Days of the final determination being made.

Neither party must seek any such determination and must use all reasonable endeavours to ensure that no such determination is made.

10.3.6 Survival. The obligations under this Section 10.3 survive termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11. Miscellaneous Provisions.

11.1 Jurisdiction; Agent for Service. The parties hereto irrevocably agree that any Legal Proceeding arising out of or in connection with this Agreement shall be brought exclusively in the federal courts, or in the absence of federal jurisdiction in state courts, in either case in The Borough of Manhattan. The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The parties hereto irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any Legal Proceeding brought in any such court and further irrevocably waive any claim that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against any of the parties hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of such party therein described, or by appropriate proceedings under any applicable treaty or otherwise.

11.2 Construction; Waiver of Jury Trial. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. The parties hereto expressly agree that the Convention for the International Sale of Goods shall not apply to this Agreement.

11.3 Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by facsimile or email (if promptly confirmed by sending a copy of such communication via a nationally recognized courier or delivery service, registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Buyer:

168 5th Ave, Suite 301
New York, NY 10010-5952

Attn: Barak Bar-Cohen

Facsimile: +1 (212) 937-3999
Email: barak.bar-cohen@kit-digital.com

With a copy (which will not constitute notice) to:	David M. Pedley Pedley & Gordinier, PLLC

10600 Timberwood Circle, Unit 1

Louisville, KY 40223

Facsimile: 502-214-3121

Email: DPedley@pedleylaw.com

If to the Company:

‘IBM Tower’ Level 7
60 City Road
Southbank, Victoria, 3006

Facsimile: +61 3 9690 9204

Email: leanne.ralph@boardworx.net.au

With a copy (which shall not constitute notice) to:	Kevin Dundo Q Legal

Level 4, 104 St Georges Terrace

Perth, Western Australia, 6000

Facsimile: +61 8 9226 1696

Email: kdundo@qlegal.com.au

11.4 Assignment. Except as otherwise expressly stated herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties hereto except that Buyer shall have the right at any time after Closing to assign all of its rights and obligations under this Agreement to one of its directly or indirectly wholly owned subsidiaries if such transferee corporation agrees to assume all of Buyer’s obligations under this Agreement, provided that such transfer shall not discharge Buyer from its obligation herewith unless the Company consents to such discharge, which consent shall not be unreasonably withheld and except that the Buyer cannot assign its obligations in relation to the issue of Buyer Common Stock or the top-up of Buyer Common Stock required of it pursuant to Section 2.3 hereof. Nothing contained herein, expressed or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

11.5 Amendments and Waiver. This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by each party. Except as herein expressly provided to the contrary, no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

11.6 Survival. The covenants, agreements, warranties and representations entered into or made pursuant to this Agreement, irrespective of any investigation made by or on behalf of any party, shall be continuing and shall survive the Closing Date for a period through and including the last day upon which an indemnified party may seek indemnification for a breach of such covenant, agreement, warranty or representation under Article IX.

11.7 Counterparts. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same document. This Agreement and any waiver or amendment hereto may be executed and delivered by telecopier, other E-Fax, or E-Signature, all with the same force and effect as if the same was a fully executed and delivered original manual counterpart. Delivery of an executed signature page of this Agreement and any waiver or amendment hereto by facsimile transmission or Electronic Transmission shall be effective as delivery of a manually executed counterpart hereof.

11.8 Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

11.9 Attorneys’ Fees. In the event that any Legal Proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such Legal Proceeding may receive as part of any award, judgment, decision or other resolution of such Legal Proceeding their costs and reasonable attorneys’ fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such Legal Proceeding, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigating or counseling on such Legal Proceeding.

11.10 Binding Nature of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and permitted assigns.

11.11 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

11.12 Specific Performance. The Company acknowledges that Buyer will have no adequate remedy at law and may suffer irreparable damage if the Company breaches any obligation or covenant contained in this Agreement. Accordingly, the Company agrees that Buyer shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the Company shall fail or threaten to fail to perform any of its obligations under this Agreement.

11.13 Complete Agreement. Except for any confidentiality agreements between the parties, this Agreement, the Exhibits and Schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings. The Schedules and Exhibits hereto are incorporated by reference.

11.14 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement.

11.15 Knowledge of the Company. With respect to any representation, warranty or statement contained in this Agreement that is made to the knowledge of Company, it is expressly understood and agreed that such knowledge shall include the knowledge of any facts that any of the Company’s Directors, officers or senior managers would have upon reasonable investigation.

11.16 Drafting Presumption. The parties hereto agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this agreement, no presumption shall arise that any one party drafted this Agreement.

11.17 Press Releases. Buyer and the Company shall mutually agree to any press releases regarding the transactions described in this Agreement. Each of Buyer and the Company further agree not to unreasonably withhold, delay or condition approval of any press release provided, however, that Buyer under all circumstances shall be entitled to comply with any disclosure requirements of the SEC, the Securities Act or the Exchange Act, Australian Law or the Australian Stock Exchange.

(The remainder of this page is left blank intentionally)

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first written above.

KIT DIGITAL, INC.

By:
	Name:	Robin Smyth
	Title:	Chief Financial Officer

Executed by Hyro Ltd by or in the presence of:

Signature of Director	Signature of Secretary/Director

Name of Director in full	Name of Secretary/Director

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment (“Amendment”) to Securities Purchase Agreement is entered into effective June 3rd, 2012 and is entered into by and between KIT digital, Inc., a Delaware corporation (“Buyer”), and Hyro Limited ACN 081 368 274, a company limited by shares that is incorporated and domiciled in the Commonwealth of Australia (the “Company”).

Whereas, Buyer and the Company previously entered into a certain Securities Purchase Agreement (the “SPA”) dated as of April 21, 2012; and

Whereas, the Company and Buyer desire to amend the SPA in certain regards; and

Whereas, Section 11.5 of the SPA permit the SPA to be amended by a written instrument signed by both Buyer and the Company.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and the Company hereby amend the SPA as follows:

1. The first two sentences of Section 2.3(f) are hereby deleted in their entirety and replaced with the following:

“Notwithstanding anything herein which may be to the contrary, at Closing, Buyer shall deposit ten percent (10%) of Purchase Price (the “Escrow Fund”) with the Escrow Agent (without decrease for any portion of the Purchase Price which is attributable to the Company’s Working Capital), in lieu of delivery to the Company. In addition, ten percent (10%) of any additional Buyer Common Stock issued pursuant to Section 2.3(g) shall be deposited and held in the Escrow Fund. Any conflicting provision of this Agreement notwithstanding (including, without limitation Section 2.3(c)), any portion of the Purchase Price deposited into the Escrow Fund shall be solely in the form of Buyer Common Stock.”

2. The first sentence of Section 2.3(g) is hereby deleted in its entirety and replaced with the following:

“The Weighted Average Price of the Buyer Common Stock for the fourteen (14) trading days immediately preceding the first to occur of (i) a Change of Control of Buyer or (ii) the date that the Buyer Common Stock issued at the Closing is first able to be sold under Rule 144 is hereinafter the “Release Price”.”

3.	With respect to the formula in Section 2.3(g) which provides “X= ((A*B)-(C*D))/D”, the definition of “B” is hereby changed from “B= $0.35” to “B=$0.50”.

4.	Except as expressly provided above the SPA remains in full force and effect.

5. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Facsimile signatures are permitted to the fullest extent permitted by applicable law.

Amendment to Securities Purchase Agreement

In Witness Whereof, the undersigned have executed this Amendment as of the date first set forth above.

KIT DIGITAL, INC.

By:
Name:	Barak Bar Cohen
Title:	Chief Executive Officer

Executed by Hyro Ltd by or in the presence of:

Signature of Director	Signature of Director

ROBERT CLARKE	ANTHONY POINER
Name of Director in full	Name of Director

Amendment to Securities Purchase Agreement